EXHIBIT 2-a

                            STOCK PURCHASE AGREEMENT

                                  by and among

                              THERMODYNETICS, INC.

                                       AND

                       MARK O. LOWELL, MARILYN S. LOWELL,
                     KEITH J. BRIGGS, and CAROLINE A. BRIGGS

                                       and

                             VULCAN INDUSTRIES, INC.

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Stock Purchase Agreement             Vulcan Industries, Inc.             Page ii


                                TABLE OF CONTENTS

                                                                        PAGE NO.
                                                                        --------

SECTION 1. ACQUISITION OF STOCK ..........................................    1
         1.1   Sale and Purchase of Shares ...............................    1

SECTION 2. PURCHASE PRICE AND PAYMENT ....................................    1
         2.1   Purchase Price ............................................    1
         2.2   Net Worth .................................................    3
         2.3   Escrow ....................................................    4

SECTION 3.     CLOSING ...................................................    4
         3.1   Time and Place of Closing .................................    4
         3.2   Deliveries at the Closing .................................    5

SECTION 4. REPRESENTATIONS AND WARRANTIES REGARDING SELLERS ..............    6
         4.1   Power and Authorization ...................................    6
         4.2   No Conflicts ..............................................    6
         4.3   Ownership of the Shares ...................................    7
         4.4   Brokers ...................................................    7
         4.5   Full Disclosure ...........................................    7
         4.6   Perquisites and Vacation ..................................    8

SECTION 5. REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE COMPANY .....    8
         5.1   Organization and Good Standing ............................    8
         5.2   Power and Authorization ...................................    8
         5.3   No Conflicts ..............................................    9
         5.4   Capitalization ............................................   10
         5.5   Investments and Subsidiaries ..............................   10
         5.6   Compliance with Laws ......................................   11
         5.7   Litigation ................................................   11
         5.8   Financial Statements ......................................   12
         5.9   Accounts Receivable .......................................   13
         5.10  Accounts Payable ..........................................   13
         5.11  Inventory .................................................   13
         5.12  Personal Property .........................................   13
         5.13  Real Property .............................................   13
         5.14  List of Properties, Contracts, etc ........................   14
         5.15  Contracts .................................................   16
         5.16  Intellectual Property .....................................   16
         5.17  Software ..................................................   17

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Stock Purchase Agreement             Vulcan Industries, Inc.            Page iii


         5.18  Customers and Suppliers ...................................   18
         5.19  Taxes .....................................................   18
         5.20  Employee Benefits .........................................   19
         5.21  Labor Matters .............................................   22
         5.22  Product Design; Warranties ................................   23
         5.23  Directors, Officers and Employees .........................   23
         5.24  Absence of Changes or Events ..............................   24
         5.25  Insurance .................................................   25
         5.26  Affiliate Agreements ......................................   26
         5.27  Environmental Matters .....................................   26
         5.28  Books and Records .........................................   29
         5.29  Brokers ...................................................   29
         5.30  Company Debt ..............................................   29
         5.31  Tax Exemption .............................................   29
         5.32  ADP Packages ..............................................   30
         5.33  Full Disclosure ...........................................   30

SECTION 6. REPRESENTATIONS AND WARRANTIES OF BUYER .......................   30
         6.1   Organization and Good Standing ............................   30
         6.2   Power and Authorization ...................................   31
         6.3   No Conflicts ..............................................   31
         6.4   Brokers ...................................................   31
         6.5   Securities Law Matters ....................................   32
         6.6   Release of Guarantees .....................................   33

SECTION 7. OBLIGATIONS OF THE PARTIES UNTIL CLOSING ......................   33
         7.1   Conduct of Business Pending Closing .......................   33
         7.2   Negative Covenants ........................................   34
         7.3   Access to Information; Confidentiality ....................   35
         7.4   Consents ..................................................   35
         7.5   Payment of Indebtedness ...................................   35

SECTION 8. CERTAIN CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS ...........   36
         8.1   Representations and Warranties ............................   36
         8.2   Performance of Covenants ..................................   36
         8.3   Approvals .................................................   36
         8.4   Approval of Board of Directors ............................   36
         8.5   Legal Matters .............................................   36
         8.6   No Material Adverse Change ................................   37
         8.7   Opinion of Counsel ........................................   37
         8.8   Closing Certificate .......................................   37
         8.9   Employment Agreements .....................................   37
         8.10  Net Worth .................................................   37
         8.11  Financing .................................................   37

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Stock Purchase Agreement             Vulcan Industries, Inc.             Page iv


         8.12  Due Diligence Review ......................................   37
         8.13  Resignation of Directors and Officers .....................   37
         8.14  Releases of Seller Notes ..................................   37
         8.15  Items Listed on Closing Checklist .........................   38

SECTION 9. CERTAIN CONDITIONS PRECEDENT TO SELLERS' OBLIGATIONS ..........   38
         9.1   Representations and Warranties ............................   38
         9.2   Performance of Covenants ..................................   38
         9.3   Approvals .................................................   38
         9.4   Legal Matters .............................................   38
         9.5   Closing Certificate .......................................   38
         9.6   Employment Agreements .....................................   38
         9.7   Opinion of Counsel ........................................   38
         9.8   Replacement Notes .........................................   38

SECTION 10. INDEMNIFICATION ..............................................   38
         10.1  Indemnification by Sellers ................................   39
         10.2  Indemnification by Buyer ..................................   40
         10.3  Inter-Party Claims ........................................   40
         10.4  Third Party Claims ........................................   40

SECTION 11. TERMINATION AND RESCISSION ...................................   41
         11.1  Termination ...............................................   41
         11.2  Procedure for Termination .................................   42
         11.3  Rescission ................................................   42
         11.4  Procedure for Rescission ..................................   42
         11.5  Payments Upon Termination or Rescission ...................   43

SECTION 12. CONFIDENTIALITY and NONCOMPETITION ...........................   43
         12.1  Disclosure of Inventions ..................................   44
         12.2  Protection of Confidential Information ....................   44
         12.3  Inventions Post-Acquisition ...............................   45
         12.4  Title to Inventions .......................................   45
         12.5  Return of Information .....................................   45
         12.6  Duty to Disclose ..........................................   45
         12.7  Records ...................................................   45
         12.8  Representations ...........................................   45
         12.9  Covenant Not to Compete ...................................   46
         12.10 Non-Solicitation ..........................................   48
         12.11 Remedies ..................................................   48
         12.12 Voluntary Acceptance ......................................   48
         12.13 Tolling ...................................................   48
         12.14 Choice of Law Provision ...................................   48

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Stock Purchase Agreement             Vulcan Industries, Inc.              Page v


SECTION 13. MISCELLANEOUS ................................................   49
         13.1  Knowledge .................................................   49
         13.2  Survival of Representations and Warranties ................   49
         13.3  Certain Post-Closing Matters ..............................   49
         13.4  Further Assurances ........................................   49
         13.5  Costs and Expenses ........................................   50
         13.6  Notices ...................................................   50
         13.7  Assignment and Benefit ....................................   51
         13.8  Settlement of Disputes ....................................   51
         13.9  Amendment, Modification and Waiver ........................   52
         13.10 Governing Law .............................................   52
         13.11 Section Headings; Defined Terms; Gender and Pronouns ......   52
         13.12 Severability ..............................................   52
         13.13 Counterparts ..............................................   53
         13.14 No Trading on Inside Information ..........................   53
         13.15 Entire Agreement, etc .....................................   53

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                            STOCK PURCHASE AGREEMENT

            This Stock Purchase Agreement is dated as of June 26, 2003 by and among Vulcan Industries, Inc., a Michigan corporation (the "Company"), AND Mark
O. Lowell and Marilyn S. Lowell (individually or collectively "Lowell"), and Keith J. Briggs and Caroline A. Briggs (individually or collectively "Briggs"), (each of Lowell and Briggs, a "Seller", and individually or collectively, the "Sellers"), AND Thermodynetics, Inc., a Delaware corporation (the "Buyer").

                                   BACKGROUND

      A. The Company is engaged in the business of fabricating tubes and other metal formulations for the automotive, heat exchanger, furniture and appliance industries (the "Business").

      B. The parties hereto desire to provide for the acquisition by Buyer from Sellers of all of the Company's outstanding shares of capital stock. The parties have agreed to accomplish the foregoing on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the consideration to be paid, the premises and the mutual representations, warranties, covenants and agreements herein contained, the sufficiency of which is mutually acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                        SECTION 1. ACQUISITION OF STOCK.

      1.1 Sale and Purchase of Shares. Subject to the terms and conditions of this Agreement, at the Closing, each Seller shall sell, transfer and deliver to Buyer the shares of common stock of the Company set forth beside his or her name on Schedule 1.1 hereto, in the aggregate, constituting all of the outstanding shares of the Company's capital stock (the "Shares"), and Buyer shall pay with respect to the Shares the consideration set forth in Section 2. The Shares shall be held by the law firm of Kenneth B. Lerman, P.C. in escrow pending the expiration of the period of time in which Buyer may rescind this transaction; see ss.2.2(d).

                     SECTION 2. PURCHASE PRICE AND PAYMENT

      2.1 Purchase Price. Subject to adjustment as provided in Section 2.2, the total consideration for all of the Shares (the "Purchase Price") shall be one million seven hundred fifty thousand ($1,750,000) dollars, and shall be paid at the Closing as follows:

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Stock Purchase Agreement             Vulcan Industries, Inc.              Page 2


            (a) (i) One million one hundred sixty-five thousand eight hundred ninety-three 44/100 ($1,165,893.44) dollars in cash to Sellers at Closing via check or wire transfer in the respective amount set forth beside his and her name on Schedule 1.1 hereto (the "Closing Payment").

            (b) Three hundred thousand ($300,000) dollars payable by issuance of Buyer's promissory notes in favor of each Seller in the respective amount set forth beside his and her name on Schedule 1.1 hereto substantially in the form of Exhibit A to this Agreement (the "Notes"); such notes shall bear six (6%) interest per annum with interest to be paid quarterly in arrears, and principal shall be paid in two installments in the aggregate of $100,000 and $200,000 on September 30, 2004 and June 30, 2005, subject to extension and conversion as set forth in such Notes. The Notes shall be held by Vandervoort, Christ & Fisher, P.C. in escrow pending the expiration of the period of time in which Buyer may rescind this transaction.

            (c) An aggregate of two hundred fifty thousand ($250,000) dollars (the "Escrow Amount") to Sellers in the respective proportionate amounts set forth beside his and her name on Schedule 1.1 hereto which funds shall be held in escrow pursuant to ss.2.3 hereof.

            (d) Buyer shall pay, in fulfillment of all obligations due under the Company's Executive Share Plan, to the following employees of the Company as follows: (i) seventeen thousand fifty-three and 28/100 ($17,053.28) dollars in cash to Brad Robertson; and (ii) seventeen thousand fifty-three and 28/100 ($17,053.28) dollars in cash to Crystal Perry (collectively the "Exec Plan Payment").

            (e) (i) Buyer shall fund an additional payment of $175,000 for the account of Sellers for payment of a portion of the brokerage fee to which Seller is obligated under ss.4.4, ss.5.28 and ss.6.4 hereof; a portion thereof shall be placed in escrow pursuant to ss.2.3 hereof. Buyer shall not fund such additional payment unless the broker, Michigan Equity Alliance, LLC and any affiliates thereof (sometimes referred to herein as "MEA-LLC"), as required by Buyer, executes and delivers a release and indemnification agreement in favor of Buyer, Sellers, and the Company. The $175,000 payment shall be paid in part through:
(x) the release of the $50,000 funds currently on deposit in escrow with MEA-LLC pursuant to a certain escrow agreement dated March 24, 2003 between the parties hereto and MEA-LLC which escrow agreement shall survive the execution and delivery hereof; (y) through the new Broker Escrow Amount, defined in ss.2.3(d) hereof, of $26,250; and (z) $98,750 in cash at Closing, all pursuant to ss.2.3 hereof. (ii) Sellers shall separately fund and pay to MEA-LLC through their attorneys an additional $96,085 for payment of the excess amount of the brokerage fee agreed to be paid by Sellers.

All payments via check or wire transfers shall be made to the account of Vandervoort, Christ & Fisher, P.C. Client's Funds at Fifth Third Bank, account # 072400447, such payments may be aggregated in one instrument. The funds shall be held in escrow pending the expiration of the period of time in which Buyer may rescind this transaction.

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Stock Purchase Agreement             Vulcan Industries, Inc.              Page 3


      2.2 Net Worth .

            (a) At the earlier of June 20, 2003 or two days prior to Closing, Sellers shall cause to be delivered a compiled balance sheet of the Company, prepared on a basis consistent with prior financial statements including its balance sheets, dated as of the close of business on May 31, 2003, which balance sheet shall be prepared by the Company's accountants, at the sole cost and expense of the Company, and shall include a calculation of Net Worth. Such balance sheet as provided in this Section 2.2 is referred to in this Agreement as the "Closing Statement," or the "Interim Balance Sheet" as defined in ss.5.8(a) hereof. Concurrent with delivery of the Closing Statement, Sellers shall deliver to Buyer a certification by Sellers of the Company's Net Worth, as of the close of business as of May 31, 2003.

            (b) Buyer shall review the Closing Statement and Sellers' certification of Net Worth, and Buyer may elect, in its sole and absolute discretion, to engage an independent accounting firm (the "Independent CPA") to perform a search for undisclosed liabilities against the Closing Statement in accordance with generally accepted accounting standards and any other procedures agreed to between the Buyer and the Independent CPA. Buyer, the Company and Sellers shall cooperate fully with such search for undisclosed liabilities, if performed, and shall use their best efforts to cause their respective affiliates to so cooperate, so as to cause the Independent CPA to complete such search for undisclosed liabilities within four (4) days of the Closing Date. The fees and expenses of such search for undisclosed liabilities, if performed, shall be the sole cost of Buyer. For the purposes of this Agreement, "Net Worth" shall mean the assets of the Company, less its liabilities, in each case as determined by generally accepted accounting standards and the practices ("GAAP") consistently applied, except as otherwise specified on Schedule 2.2 hereto.

            (c) If the Net Worth as of the Closing Date as conclusively determined as provided in this Agreement (such conclusive determination is referred to in this Agreement as "Verified Net Worth" as provided for in ss.2.2(b) herein), is less than two hundred twenty-five thousand ($225,000) dollars, then subject to Section 2.2, Buyer may exercise its right of rescission under ss.11.3 and ss.11.4 hereof.

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Stock Purchase Agreement             Vulcan Industries, Inc.              Page 4


      2.3 Escrow . At the Closing, the Escrow Amount and the Broker Escrow Amount shall be held in escrow pursuant to ss.2.3 hereof and a certain Escrow Agreement of even date for the following purposes in the following amounts:

            (a) Accounts Receivable. a pool of monies totaling $100,000 shall be placed and deposited in escrow to fund any offsets against accounts receivable existing at the Closing Date as have been identified on Schedule 5.9-B hereof which are not collected during the first six (6) months of operations after the Closing Date; Buyer shall authorize partial distributions, no more often than monthly, to Sellers in proportion to the receipt by the Company of the last $100,000 of receivables due at Closing;

            (b) Inventory. a pool of monies totaling $50,000 shall be placed and deposited in escrow to fund any offsets against active inventory identified on
Schedule 2.3-b hereof not converted into finished product during the first six
(6) months of operations after the Closing Date; Buyer shall authorize partial distributions, no more often than monthly, to Sellers in proportion to the inventory on-hand at Closing with the inventory thereafter converted into finished product;

            (c) Undisclosed Liabilities. a pool of monies totaling $100,000 shall be placed and deposited in escrow to fund as an offset any liabilities not herein disclosed which are discovered during the first twelve (12) months of operations after the Closing Date, and which actual liabilities are incurred by either the Buyer or the Company as a result thereof. It is acknowledged that any remedies of Buyer or the Company for damages resulting from any material undisclosed liabilities exceeding this escrow pool shall not be limited hereby.

            (d) Brokerage Fee. $26,250 of the Brokerage Fee paid by Buyer (the "Broker Escrow Amount") shall be placed and deposited in escrow to fund nine and 502/1000 (9.502%) percent of any offset to be paid pursuant to this ss.2.3.

            (e) The escrow shall be deposited with an attorney under a specific escrow agreement or in a commercial trust account with specific instructions under an escrow agreement, acceptable to Buyer. Interest will accrue pro rata in favor of the party collecting that portion of the funds upon release.

Upon the expiration of each of the above escrow periods, any and all offsets shall be paid to Buyer.

                              SECTION 3. CLOSING.

      3.1 Time and Place of Closing. The closing of the purchase and sale of the Shares (the "Closing") pursuant to this Agreement shall take place on June 26, 2003 at the offices of Kenneth B. Lerman, P.C., 651 Day Hill Road, Windsor, Connecticut 06095, commencing at 10:00 A.M., local time or at such other date, time or place as may be agreed to by Buyer and Seller (the "Closing Date"). Alternatively, Sellers may deliver fully executed agreements and all items required hereunder by Federal Express, UPS Next Day Air, or by another nationally

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Stock Purchase Agreement             Vulcan Industries, Inc.              Page 5


recognized overnight courier to the law offices of Kenneth B. Lerman, P.C. and shall not be required to attend in person the Closing.

      3.2 Deliveries at the Closing. At the Closing, in addition to the other actions contemplated elsewhere in this Agreement:

            (a) Each Seller shall deliver, or shall cause to be delivered, to Buyer the following:

                  (i) certificates representing all of the Shares owned by such Seller, duly endorsed for transfer or with stock powers affixed thereto executed in blank in proper form for transfer either (A) with signature guaranteed by a member bank of the Federal Reserve System or a member of the New York Stock Exchange; or (B) with signature guaranteed by a notary public and accompanied by a satisfactory legal opinion as to execution and effectiveness of the transfer;

                  (ii) the opinion letter of Vandervoort, Christ & Fisher, P.C., Sellers' counsel, in the form attached as Exhibit B-1 hereto ("Opinion of Sellers' Counsel") in form and substance satisfactory to Buyer;

                  (iii) the Consulting Agreement executed by Mark O. Lowell in the form attached as Exhibit C-1 hereto and the Employment Agreement executed by Keith J. Briggs in the form attached as Exhibit C-2 hereto (collectively the "Employment Agreements");

                  (iv) the pre-closing promissory notes payable to one or more of the Sellers set forth on Schedule 3.2-iv hereto (collectively "Seller Notes"), which prior notes shall be delivered and marked "paid in full" or "canceled", the obligations of which shall be replaced with new consolidated promissory notes from the Company in the aggregate amount of ninety-seven thousand one hundred fifty ($97,150) dollars payable to Mr. and Mrs. Lowell, and the aggregate amount of thirty-four thousand three hundred fifty ($34,350) dollars payable to Mr. and Mrs. Briggs (collectively "Replacement Notes") bearing an interest rate equal to six (6%) percent per annum to be paid quarterly in arrears. The aggregate amount initially due under all of the Replacement Notes shall not exceed one hundred thirty-one thousand five hundred ($131,500.00) dollars. Sellers shall release and discharge each of their respective Seller Notes by delivery to Buyer of release agreements in the form attached as Exhibit 3.2-iv hereto (collectively "Releases of Seller Notes").

                  (v) such other items as reasonably requested by Buyer and as set forth on the closing checklist prepared by Buyer; and

            (b) Buyer shall deliver, or shall cause to be delivered to Sellers at the Closing: (i) the Closing Payment; (ii) the Notes; (iii) the Exec Plan Payment; (iv) the Escrow Amount; (v) the Broker Escrow Amount; (vi) the Employment Agreements for Mark Lowell and Keith Briggs, executed by the Company;
(vii) the opinion letter of Kenneth B. Lerman, P.C., Buyer's counsel, in the form attached as Exhibit B-2 hereto ("Opinion of Buyer's Counsel"); and (viii) the Replacement Notes issued by the Company.

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Stock Purchase Agreement             Vulcan Industries, Inc.              Page 6


                  (c) The Company shall deliver, or shall cause to be delivered to Sellers at the Closing: (i) new stock certificate registered in the name of Buyer representing the transfer of the Shares issued by the Company, (ii) releases from Brad Robertson and Crystal Perry regarding any and all rights they may have under the Executive Share Plan.

            SECTION 4. REPRESENTATIONS AND WARRANTIES REGARDING SELLERS.

            Sellers, jointly and severally, hereby represent and warrant to Buyer as of the date of this Agreement and as of the Closing Date as follows:

      4.1 Power and Authorization. Each Seller has full capacity, legal right, power and authority to enter into and perform his or her obligations under this Agreement and under the other agreements and documents listed on the attached
Schedule 4.1 (the "Seller Transaction Documents") required to be delivered by such Seller prior to or at the Closing. This Agreement has been duly and validly executed and delivered by each Seller and constitutes the legal, valid and binding obligation of each Seller enforceable against each Seller in accordance with its terms, subject to the principles of equity. When executed and delivered as contemplated in this Agreement, each of the Seller Transaction Documents shall constitute the legal, valid and binding obligation of each Seller which is a party thereto, enforceable against him or her in accordance with its terms, subject to the principles of equity.

      4.2 No Conflicts.

            (a) Except as specifically described in Schedule 4.2 hereof, the execution, delivery and performance of this Agreement and the Seller Transaction Documents do not and will not (with or without the passage of time or the giving of notice):

                  (i) violate or conflict with, result in a material breach of, or constitute a monetary or material default or otherwise cause any loss of benefit under any agreement or other obligation to which any Seller is a party or by which he or she, as applicable, or any of their assets are bound, or give to others any rights (including rights of termination, foreclosure, cancellation or acceleration), in or with respect to any Seller or any Seller's assets including, without limitation, any of the Shares; or

                  (ii) result in, require or permit the creation or imposition of any restriction of a material nature, of any mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance of any nature upon or with respect to the Shares, or any other material assets of any Seller.

            (b) Neither the Company nor the Seller knows of any consent or approval of, or registration, notification, filing and/or declaration with, any court, government or governmental agency or instrumentality, creditor, lessor or other person required to be given or made by any Seller or the Company in connection with the execution, delivery and performance of this Agreement and the other agreements and instruments contemplated in this Agreement.

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Stock Purchase Agreement             Vulcan Industries, Inc.              Page 7


Neither the Company nor the Seller has requested of any governmental agency or instrumentality to issue any consents, approvals, registrations, notifications, filings or declarations.

            (c) There are no judicial, administrative or other governmental actions, proceedings or investigations pending or, to the knowledge of any Seller or the Company, threatened, that question any of the transactions contemplated by, or the validity of, this Agreement or any of the other agreements or instruments contemplated hereby or which, if adversely determined, could have an adverse effect upon the ability of any Seller or the Company to enter into or perform its obligations under this Agreement or any such other agreements or instruments. No Seller nor the Company has received any request from any governmental agency or instrumentality for information with respect to the transactions contemplated hereby.

      4.3 Ownership of the Shares.

            Each Seller owns the Shares ascribed to him or her, as the case may be, on Schedule 1.1 hereto beneficially and of record, free and clear of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance (each, a "Lien"). Except as set forth on Schedule
4.3 hereto, there are no options, warrants or other rights held by any person to acquire the Shares. Except as described in Schedule 4.3 hereto, there are no shareholder or other agreements affecting the right of any Seller to convey the Shares to Buyer or any other right of any Seller with respect to the Shares, all of which agreements shall be terminated prior to Closing, and each Seller has the absolute right, authority, power and capacity to sell, assign and transfer the Shares owned by such Seller to Buyer free and clear of any Lien (except for restrictions imposed generally by applicable securities laws). Upon delivery to Buyer of the certificates for the Shares at the Closing, Buyer will acquire good, valid and marketable title to the Shares, and will own all of the outstanding capital stock of the Company, free and clear of any Lien (except for applicable securities laws restrictions).

There are no rights under the Company's Executive Share Plan accruing in favor of any employees except Brad Robertson and Crystal Perry which obligations equal not more than $34,106.56 in the aggregate. Payment of such amount shall extinguish any amounts due under the Executive Share Plan.

There are no outstanding options, and the terms of the Stock Option and Stock Redemption Agreement dated as of either April 1, 1991 or May, 1991, or thereafter, if any, and any amendments thereto, have been fully complied with, each and every right thereunder has been extinguished prior to the Closing, and the Company and each of Sellers waive any and all rights thereunder, including but not limited to any rights of first refusal specified therein.

      4.4 Brokers. No person acting on behalf of any Seller or any of their affiliates or under the authority of any of the foregoing is or will be entitled to any brokers' or finders' fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement, except for any fees that may be due to Michigan Equity Alliance, LLC whose fees shall be the sole obligations of Sellers, and not of the Company or of the Buyer, and shall not exceed $271,085.

      4.5 Full Disclosure.

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Stock Purchase Agreement             Vulcan Industries, Inc.              Page 8


            (a) No representation or warranty of any Seller contained in this Agreement contains any untrue statement or omits to state a fact necessary in order to make the statements in this Agreement, in light of the circumstances under which they were made, not misleading.

            (b) The Due Diligence binder of materials, containing the materials corresponding to the Due Diligence Package Checklist attached hereto as Exhibit 4.5, delivered to Buyer on or about March 27, 2003 with subsequent letters and materials sent by Sellers or Sellers' representatives on or about May 15, 2003 and May 24, 2003 which materials have been incorporated into the binder (each and/or collectively "Due Diligence") was complete, truthful and accurate, and no updates are required or needed as of the date of the Closing. No representation or warranty of any Seller or the Company in the Due Diligence contains any untrue statement or omits to state a fact necessary in contained order to make the statements in this Agreement, in light of the circumstances under which they were made, not misleading.

            (c) Except as described in this Agreement, there is no fact known to any Seller (other than general economic or industry conditions) which materially adversely affects or, so far as any Seller can reasonably foresee, materially threatens, the assets, business, prospects, financial condition or results of operations of the Company or the ability of any Seller to perform this Agreement.

      4.6 Perquisites and Vacation. Each Seller hereby waives their right to any perquisites including but not limited to any non-accrued vacation time incurred to date, unless otherwise provided for in the Employment Agreements.

            SECTION 5. REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE
                       COMPANY.

            Certain representations and warranties made by Sellers and the Company are modified as and to the extent set forth in the exhibits and schedules hereto or as otherwise provided in this Agreement. Subject to the foregoing, the Company and each Seller hereby jointly and severally represent and warrant to Buyer as of the date of this Agreement as follows:

      5.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and has all necessary corporate powers to own its properties and to carry on its business as presently conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction identified in Schedule
5.1 hereto, which includes each jurisdiction in which failure to be so qualified would have an adverse effect on the Business or assets of the Company.

      5.2 Power and Authorization. The Company has full legal right, power and authority to enter into and perform its obligations under this Agreement and the other agreements and instruments required to be delivered by it before or at the Closing (the "Company Transaction Documents"), subject to the principles of equity. The execution, delivery and performance by the Company of this Agreement and the Company Transaction Documents to which it is a party have been duly authorized by all necessary corporate action. This Agreement

Stock Purchase Agreement             Vulcan Industries, Inc.              Page 9


has been duly and validly executed and delivered by the Company and constitutes its legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to the principles of equity. When executed and delivered as contemplated in this Agreement, each of the Company Transaction Documents shall constitute the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to the principles of equity. The Company has complied with all state, federal and local laws in connection with its formation, issuance of securities, capitalization and operations, and no contingent liabilities have been threatened, no claims have been made, and no basis for the same exists with respect to the formation, issuance of securities, capitalization, or operations of the Company.

      5.3 No Conflicts.

            (a) Except as specifically described in Schedule 5.3 hereof, the execution, delivery and performance of this Agreement and the Company Transaction Documents do not and will not (with or without the passage of time or the giving of notice):

                  (i) violate or conflict with any provision of the Company's Articles of Incorporation or Bylaws, or to the best of their knowledge and belief violate or conflict with any law, regulation, permit, license, certificate, judgment, order, award or other decision or requirement of any arbitrator, court, government or governmental agency or instrumentality (domestic or foreign) (collectively, "Laws", binding upon it or any of its assets;

                  (ii) violate or conflict with, result in a material breach of, or constitute a monetary or material default or otherwise cause any material loss of benefit under any contract, agreement, document, instrument or other obligation to which the Company is a party or by which its assets are bound (a "Contract"), or give to others any material rights (including rights of termination, foreclosure, cancellation or acceleration) in or with respect to the Business or any of the Company's assets;

                  (iii) result in, require or permit the creation or imposition of any restriction of a material nature, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance of any nature upon or with respect to the Business or any of the Company's assets that is likely to, either individually or in the aggregate, have a material adverse effect on the Business or any of the Company's assets;

                  (iv) cause the Company to become subject to, or become liable for the payment of any tax, except for the Company's prorated portion of accrued ad valorem taxes; or

                  (v) cause any of the Company's assets to be reassessed or revalued by any taxing authority or governmental body.

            (b) There are no judicial, administrative or other governmental actions, proceedings or investigations pending against the Company or, to the knowledge of the Company, threatened, that question any of the transactions contemplated by, or the validity of, this Agreement or any of the other agreements or instruments contemplated hereby or which, if adversely determined, could have an adverse effect upon the ability of the Company to enter into

Stock Purchase Agreement             Vulcan Industries, Inc.             Page 10


or perform its obligations under this Agreement or any such other agreements or instruments. The Company has not received any request from any governmental agency or instrumentality for information with respect to the transactions contemplated hereby; further, the Company has not notified any governmental agency or instrumentality of the transactions contemplated hereby.

            (c) Neither the Company nor the Seller knows of any consent or approval of, or registration, notification, filing and/or declaration with, any court, government or governmental agency or instrumentality, creditor, lessor or other person required to be given or made by any Seller or the Company in connection with the execution, delivery and performance of this Agreement and the other agreements and instruments contemplated in this Agreement, other than the filing of a Form D with the Securities and Exchange Commission and the Connecticut Department of Banking. Neither the Company nor the Seller has requested of any governmental agency or instrumentality to issue any consents, approvals, registrations, notifications, filings or declarations. Upon consummation of the transactions contemplated by this Agreement, the Company will be entitled to continue to use all of the assets and properties now used by it.

      5.4 Capitalization. The Company's authorized, issued and outstanding capital stock and its other securities consist entirely as follows: there are 60,000 shares of common stock authorized for issuance of which a total of 10,000 shares are issued and outstanding as of the Closing Date, there are no other classes of stock presently authorized, and no securities except shares of common stock have ever been issued. No person has any preemptive or other similar rights with respect to any such equity interests or other securities and there are no offers, options, warrants, rights, agreements or commitments of any kind (contingent or otherwise) relating to the issuance, conversion, registration, voting, sale or transfer of any equity interests or other securities of the Company (including, without limitation, the Shares) or obligating the Company or any other person to purchase or redeem any such equity interests or other securities. The Shares constitute all of the issued and outstanding shares of capital stock of the Company and have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and have been issued in compliance with applicable securities laws and article 8 of the uniform commercial code of Michigan at MCLA 440.8101 et seq.

There are no rights under the Company's Executive Share Plan accruing in favor of any employees except Brad Robertson and Crystal Perry which obligations equal not more than $34,106.56 in the aggregate. Payment of such amount shall extinguish any amounts due under the Executive Share Plan.

There are no outstanding options, and the terms of the Stock Option and Stock Redemption Agreement dated as of either April 1, 1991 or May, 1991, or thereafter, if any, and any amendments thereto, have been fully complied with, each and every right thereunder has been extinguished prior to the Closing, and the Company and each of Sellers waive any and all rights thereunder, including but not limited to any rights of first refusal specified therein.

      5.5 Investments and Subsidiaries. Except as described in Schedule 5.5 hereof, the Company has no subsidiaries and the Business is and has been conducted solely by and through the Company and no other person, and the Company does not directly or indirectly own, control or have any investment or other interest in any corporation, partnership, joint venture, business

Stock Purchase Agreement             Vulcan Industries, Inc.             Page 11


trust or other entity and the Company has not agreed, contingently or otherwise, to share any profits, losses, costs or liabilities, or to indemnify any person or entity or to guaranty the obligations of any person or entity.

In May, 1991 the Company filed an assumed name certificate for the name "Northland Engineering Company"; the Company has not conducted business under such name during at least the last six (6) years and accordingly there are no known or contingent liabilities arising or resulting from any operations or contracts under such assumed name.

      5.6 Compliance with Laws.

            (a) Except as described in Schedule 5.6-a hereof, to the best of the Company's and Seller's knowledge the operation of the Business and the Company's assets is, and at all times during the last five years has been, in compliance with all applicable Laws; and the Company has not had any basis to expect, and has not received, any notice, order or other communication from any governmental agency or instrumentality of any alleged, actual, or potential violation of or failure to comply with any Law.

            (b) All federal, foreign, state, local and other governmental consents, licenses, permits, certificates, franchises, grants and authorizations listed on Schedule 5.6-b hereof (collectively, "Authorizations") required for the operation of the Business and the Company's assets as currently conducted, and as conducted during the last five years are, in full force and effect without any default or violation thereunder by the Company or by any other party thereto and the Company has not received any notice of any claim or charge that the Company is or within the last five years had been in violation of or in default under any such Authorization. Except as described on Schedule 5.6-b: (i) no proceeding is pending or, to the knowledge of the Company, threatened by any person to revoke or deny the renewal of any Authorization; and (ii) the Company has not been notified that any such Authorization may not in the ordinary course be renewed upon its expiration or that by virtue of the transactions contemplated hereby any such Authorization may not be granted or renewed or transferred to Buyer.

      5.7 Litigation. Except as described in Schedule 5.7 hereof, there are no, and during the last three years there have not been any, claims, actions, suits, proceedings (arbitration or otherwise) or investigations involving or affecting the Business or any of the Company's assets before or by any court or governmental agency or instrumentality, or before an arbitrator of any kind. To the knowledge of the Company and Seller, except as described in Schedule 5.7 hereof, no such claim, action, suit, proceeding or investigation is presently threatened or contemplated and there are no facts which could reasonably serve as a basis for any such claim, action, suit, proceeding or investigation. There are no unsatisfied judgments, penalties or awards against or affecting the Business or any of the Company's assets. No contingent liabilities have been threatened, no claims have been made, and no basis for the same exists with respect to the operations of the Company.

All of the conditions of the Bechtel BWXT Idaho and Lockheed Martin Idaho Technologies settlement entered into on October 5, 1999, and any amendments or additional settlements thereto, have been fully satisfied by the Company and by Sellers; accordingly there are no known or contingent liabilities which could result from the settlement or any business which had been

Stock Purchase Agreement             Vulcan Industries, Inc.             Page 12


conducted with those companies. The promissory note from the Company and/or Sellers to Bechtel BWXT Idaho and Lockheed Martin Idaho Technologies has been paid in full.

The Westinghouse Savannah LLC litigation initiated against the Company by a complaint dated February 20, 2003 seeking $8,059 in damages was settled in May 2003 under a stipulation of dismissal for a compromised settlement in the amount of $5,000. The maximum liability which could be asserted against the Company for this litigation is $8,059. Further, there are no known or contingent liabilities which could be initiated against the Company in one or more legal proceedings by other former customers of the rack and tub containers business.

Each of Sellers covenants that they shall provide their time, knowledge, effort, and services to the Company to assist in any civil or criminal defense proceedings initiated against the Company for any known or unknown liabilities. Each Seller agrees to work to defend against any and all claims, act as witnesses, and testify on an unlimited basis without any further compensation.

      5.8 Financial Statements

            (a) Exhibit 5.8 hereof includes: (i) the compiled unaudited balance sheets of the Company as at September 30, 2002 (including the notes thereto, the "Balance Sheet") and as at September 30, in each of the years 2000 through 2002, and the related statements of income, changes in stockholders' equity and cash flow for each of the fiscal years then ended, together with the report thereon of Plante & Moran, PLLC, independent accountants (the "Compiled Financial Statements"); and (ii) the unaudited balance sheet of the Company as at May 31, 2003 (including the notes thereto, the "Interim Balance Sheet") and the related unaudited statements of income, changes in stockholders' equity and cash flow for the period then ended, including in each case all notes thereto. The Balance Sheet, Compiled Financial Statements, Interim Balance Sheet, and the books and records of the Company accurately and fairly reflect its business and the results of its operations, and such financial statements and notes accurately and fairly present the financial condition, cash flow and results of operations of the Company as at the respective dates thereof and for the periods therein referred to, all substantially in accordance with GAAP consistently applied, subject, in the case of the interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the absence of notes (which, if presented, would not differ materially from those included in the Compiled Financial Statements).

            (b) The Balance Sheet and the Interim Balance Sheet reflect all liabilities of the Company, whether absolute, accrued or contingent, as of the respective dates thereof of the type required to be reflected or disclosed in a balance sheet (or the notes thereto) prepared in accordance with GAAP. Except as identified in Exhibit 5.8-b hereof, the Company does not have any liabilities or obligations of any nature, either fixed or contingent, that are not reflected on the Interim Balance Sheet other than current liabilities (within the meaning of GAAP) incurred since the date thereof in the ordinary course of business consistent in nature and amount with past practice and which are neither material in amount nor inconsistent with any of the representations and warranties contained herein.

            (c) The Balance Sheet and the Interim Balance Sheet reflect reserves or other appropriate provisions at least equal to reasonably anticipated liabilities, losses and expenses of

Stock Purchase Agreement             Vulcan Industries, Inc.             Page 13


the Company as of the respective dates thereof whether or not required to be disclosed by GAAP, including without limitation those with respect to income and other taxes (including alternative minimum tax), warranty claims, bad debts, unsalable inventories, salaries, vacation pay, and plans and programs (including medical and other benefits programs) for the benefit of present and former employees.

      5.9 Accounts Receivable. Except as identified in Schedule 5.9-A hereof, all accounts and notes receivable of Company represent valid obligations from sales made or services rendered in the ordinary course of business and in the aggregate have been or will be collected in full in the ordinary course of business, without any set-off or discount, except to the extent of the amount of the reserve for possible losses set forth on the Interim Balance Sheet. The reserves for possible losses reflected on the Interim Balance Sheet were adequate in light of reasonably anticipated possible losses and such reserves as of the Closing Date shall not represent a greater percentage of the accounts and notes receivable than the corresponding reserves set forth on the Interim Balance Sheet represented of such receivables reflected thereon. A correct and complete consolidated accounts and notes receivable aging of Company as of the Closing Date reflecting the aggregate dollar amount of all accounts and notes receivable due Company which have been outstanding for: 30 days or less; more than 30 but less than 61 days; more than 60 but less than 91 days; and more than 90 days, has been attached hereto as Schedule 5.9-B.

      5.10 Accounts Payable. Except as identified in Schedule 5.10-A hereof, all accounts payable of Company represent valid obligations from purchases made or services received in the ordinary course of business and in the aggregate have been or are to be paid in full in the ordinary course of business, without any increase or additional liability. A correct and complete consolidated accounts payable of Company as of the Closing Date reflecting the aggregate dollar amount of all accounts payable by the Company which have been outstanding for: 30 days or less; more than 30 but less than 61 days; more than 60 but less than 91 days; and more than 90 days, has been attached hereto as Schedule 5.10-B.

      5.11 Inventory. A correct and complete list of inventory of Company as of May 31, 2003 identified under the categories (a) active inventory, (b) long-term inventory, (c) reserve inventory, or (d) other inventory, has been attached hereto as Schedule 5.11-B. The active inventory is commercially suitable and is in good and workable condition for conversion into finished product as currently contracted for with current customers.

      5.12 Personal Property. Except as described in Schedule 5.12 hereof: (a) the Company has marketable, good and valid title to all of its properties and assets free and clear of any Lien; and (b) all properties and assets owned or leased by the Company are in the possession or under the control of the Company, are in good condition and repair, ordinary wear and tear excepted, are suitable for the purposes for which they are currently being used and are of a condition, nature and quantity sufficient for the conduct of the Business as it is presently conducted.

      5.13 Real Property. (i) Each interest in real property owned or leased by the Company, including the location and a brief description thereof, the lessor of any such leased property and the principal terms and conditions of each lease and other agreement under which any such property is held, is listed in Schedule
5.13 hereof. Such real estate and the premises

Stock Purchase Agreement             Vulcan Industries, Inc.             Page 14


located thereon occupied by Company are sufficient for its business and operational requirements. (ii) Except as described in Schedule 5.13, the Company owns all right, title and interest in all leasehold estates and other rights purported to be granted to it by the leases and other agreements listed in
Schedule 5.13, in each case free and clear of any Lien. (iii) Except as described in Schedule 5.13, all of the buildings and structures leased by the Company are structurally sound with no known defects, are in good operating condition and repair and each has adequate rights of ingress and egress for operation in the ordinary course of business. (iv) No such building or structure, or any appurtenance thereto or equipment therein, or the operation or maintenance thereof, violates any restrictive covenant or any Law (including without limitation any such Laws relating to health, safety, subdivision and zoning, or encroaches on any property owned by others. To the best of the Company's and Sellers' knowledge all governmental permits and Authorizations required in connection with the operation and, if applicable, ownership of such real property and all improvements thereon and the conduct of the Company's Business thereon have been duly obtained, are in full force and effect; no proceedings are pending or to the knowledge of the Company or Seller, threatened which could lead to a revocation or other impairment of any thereof. No condemnation proceeding is pending or to the knowledge of the Company or Seller, threatened with respect to any real property identified in Schedule 5.13.

      5.14 List of Properties, Contracts, etc. A list and a brief description of the following is on Schedule 5.14 hereof:

            (a) Each vehicle, item of machinery, equipment, computer hardware equipment and other tangible asset (other than real property) carried as an asset on the records of or leased by the Company with a fair market or book value in excess of $1,000 in respect of any item, and the location thereof;

            (b) Each Authorization;

            (c) Each (i) fictitious business name, tradename, registered and unregistered trademark, service mark and related application (collectively "Marks")", (ii) patent, patent right and patent application (collectively, "Patents")", (iii) copyright in published and material unpublished works (collectively "Copyrights")", (iv) proprietary formula, trade secret and invention (collectively, "Trade Secrets") and (v) computer program and software program (the items referred to in clauses (i) - (v) above are collectively referred to in this Agreement as "Intellectual Property"), and all licenses and permits issued or granted by any person relating to any of the foregoing, owned, leased, used or held by, granted to or licensed by the Company as either licensor or licensee, together with all other interests therein granted by the Company to any other person and all agreements with respect to any of the foregoing to which the Company is a party (including secrecy and non-disclosure agreements with current or former employees, consultants or contractors);

            (d) Each outstanding loan or advance (excluding advances to employees for necessary business expenses made in the ordinary course of business) by the Company to any person including Seller and any director, officer, employee or shareholder of the Company;

Stock Purchase Agreement             Vulcan Industries, Inc.             Page 15


            (e) Each contract, agreement or commitment which restricts or purports to restrict any business activities or freedom of the Company or any of the Company's officers, employees or consultants to engage in the Business or to compete with any person;

            (f) (i) Each project for which the Company has received authorization from a client and which has not and will not be completed prior to the Closing Date, including the name of the client; aggregate value of the project contract; the location of the client; the scope of the work to be performed pursuant to the project; the aggregate amounts expended by the Company with respect to the project through the date of this Agreement; and the estimated costs of completing the project.

                  (ii) Each contract, agreement or commitment involving the performance of services or delivery of goods or materials to the Company that is greater than $500 for any individual transaction and $5,000 in the aggregate and that will not be completed or terminated prior to the Closing Date;

            (g) Each capital project currently undertaken or which has been approved by the Company;

            (h) Each contract, agreement or commitment to which the Company is a party or is otherwise bound providing for payments (contingent or otherwise) to or by any person or entity based on sales, purchases or profits, other than direct payments for goods, and each other contract, agreement or commitment relating to the Business to which the Company is a party or by which it or any its assets are otherwise bound which is material to its business, operation, financial condition or prospects;

            (i) Each form of contract, agreement or commitment used by the Company as a standard form in the ordinary course of business;

            (j) Each policy and binder of insurance, owned by, or maintained in the preceding two years for the benefit of, or respecting which any premiums are paid directly or indirectly by the Company;

            (k) Each insurance claim made or loss incurred in the preceding two years pursuant to any workers' compensation, liability or other insurance policy for a claim in excess of $5,000;

            (l) Each outstanding power-of-attorney or similar power granted by the Company for any purpose whatsoever;

            (m) Each evidence of indebtedness, note, advance, guarantee or letter of credit entered into, issued or to be issued, contingently or otherwise, by or for the benefit of the Company, and all loan, security and other agreements relating thereto; each restriction, deed of trust, pledge, Lien, security interest or other charge, claim or encumbrance of any nature relating to or affecting any of the assets or properties of the Company; and

Stock Purchase Agreement             Vulcan Industries, Inc.             Page 16


            (n) Each bank or other financial institution in which the Company has a deposit account, line of credit or safe deposit box, the account or other identifying number, and the names of all persons authorized to act or deal in connection therewith.

            (o) Each and every outstanding Seller Note and the Replacement Notes have been identified in Schedule 2.1-c hereto and there are no accrued and unpaid obligations of the Company to any of the Sellers, except for any earned but as yet unpaid salary which amounts, in the aggregate, do not exceed $5,000.

            The Company has furnished to Buyer true and complete copies of each agreement, plan and other document either in the Company's files or otherwise known to the Company.

      5.15 Contracts. Except as described in Schedule 5.15 hereof, each Contract was made in the ordinary course of business, is in full force and effect and is valid, binding and enforceable against the parties thereto in accordance with its terms. Except as described in Schedule 5.15 hereof, the Company has performed all obligations required to be performed by it under each such Contract, and no condition exists or event has occurred which with notice or lapse of time would constitute a default or a basis for delay or non-performance by the Company or, to the best knowledge of the Company, by any other party thereto. Except as described in Schedule 5.15 hereof, the Company does not have any liabilities, whether fixed or contingent, relating to or arising out of contracts with the United States government or any agency thereof or any other customers, including, but not limited to, claims arising out of pricing provisions therein, and there is no contractual or other requirement for any employee of the Business to obtain or maintain a security clearance with respect to any governmental agency or instrumentality. Except as described in Schedule
5.15 hereof, the Company is not a party to any Contract or commitment upon completion of which it is likely to recognize a loss on its books and records. Except as described in Schedule 5.15 hereof, each other party to each such Contract has consented or been given sufficient notice (where such consent or notice is necessary) that the same shall remain in full force and effect following the Closing.

      5.16 Intellectual Property.

            (a) Schedule 5.16-a hereof sets forth a true and complete list or description of all Intellectual Property;

            (b) Except as otherwise described in Schedule 5.16-b hereof: (i) the Company owns or has the exclusive perpetual right to use, without payment to any other party, all Intellectual Property free and clear of any Lien; (ii) no other person has any rights in or to any of the Intellectual Property including, without limitation, any rights to royalties or other payments with respect to, or rights to market or distribute any of, the Intellectual Property; (iii) the rights of the Company in and to any of the Intellectual Property will not be limited or otherwise affected by reason of any of the transactions contemplated hereby; (iv) the Intellectual Property is sufficient for the conduct of the Company's business as such is presently conducted and proposed to be conducted; and (v) none of the Intellectual Property infringes or is alleged to infringe any trademark, copyright, patent or other proprietary rights of any person;

Stock Purchase Agreement             Vulcan Industries, Inc.             Page 17


            (c) There are no employees of the Company or other persons or entities affiliated with the Company involved with the development, implementation, use or marketing of any Intellectual Property, therefore there are no written agreements assigning to the Company all rights to any intellectual property related to the Company's business; and

            (d) The Company has not, since December 31, 1998, except in the ordinary course of business consistent with past practices, transferred to any person or entity any rights to any Intellectual Property.

      5.17 Software.

            (a) Schedule 5.17-a hereof contains a complete and accurate list of all computer software that is owned by the Company, except software such as Microsoft Office which may be purchased from a retail consumer store for less than $500 (the "Owned Software"). The Company has exclusive rights and title to the Owned Software, free and clear of all Liens, including claims or rights of joint owners and employees, agents, consultants, customers, licensees or any other parties who may have been involved in the development, creation, marketing, maintenance, enhancement or licensing of such computer software. No person or entity is infringing on any rights of the Company with respect to the Owned Software. None of the Owned Software infringes any Intellectual Property or other rights of any person. Except as set forth in Schedule 5.17-a hereof, the Owned Software is not so functionally dependent on any Licensed Software (as defined below) that it cannot operate independently of such Licensed Software in the manner in which it is intended. No Owned Software has been published or disclosed by the Company to any other parties except to customers and consultants of the Company pursuant to contracts requiring such other parties to keep the Owned Software confidential. No party has any rights to recreate the Owned Software. All employees of the Company or other persons or entities involved with the development of the Owned Software have entered into written agreements assigning to the Company all rights thereto;

            (b) Schedule 5.17-b hereof contains a complete and accurate list of all software, and generally available system development tools, for which the Company is a licensee, lessee or otherwise has obtained the right to use software, except software such as Microsoft Office 97 which may be purchased from a retail consumer store (the "Licensed Software"). Except as set forth in
Schedule 5.17-b hereof: (i) the Company has the right and license to use, sublicense, modify and copy all Licensed Software, free and clear of any limitations or encumbrances; (ii) there is no default by the Company of any provision of any such license agreement pursuant to which it has rights to use the Licensed Software and the Company has not reproduced, copied or duplicated any Licensed Software in violation of any such license agreements or federal or state copyright laws; and (iii) the Company has not published or disclosed any Licensed Software to any other party except, in the case of Licensed Software that the Company leases or markets to others, in accordance with and as permitted by any license, lease or similar agreement relating to the Licensed Software and except pursuant to contracts with customers of the Company requiring such other customers to keep the Licensed Software confidential.

Stock Purchase Agreement             Vulcan Industries, Inc.             Page 18


            (c) Except as set forth in Schedule 5.17-c hereof, the Owned Software and the Licensed Software are in good working order without any technological glitches, bugs, or defects in their operation.

      5.18 Customers and Suppliers. Except as set forth in Schedule 5.18 hereof, no customer that accounted for more than an aggregate of $50,000 of the revenues of the Company during the last twelve months has terminated or materially reduced, or has given notice that it intends to terminate or materially reduce, the amount of business done with Company. The Company is not aware of any such intention on the part of any such customer, whether or not in connection with the transactions contemplated hereunder; while no intention is known, no assurance can be given that one or more customers will not terminate or reduce the amount of business done with the Company. There are no and during the last three (3) years there have not been any disputes or controversies involving, in the aggregate, more than $5,000 between the Company and any customer, except as disclosed on Schedule 5.18 hereof. The Company enjoys good working relationships under all arrangements and agreements with its customers.

Benteler Automotive Corp. has committed to its 2003 Benteler contract with the Company; accordingly Benteler has issued to the Company a sole source purchase order contracting to purchase tubular exhaust manifolds for the newly designed Nissan ZV7 V6 engine ("2003 Benteler contract"). The Company is obligated to supply the manifolds to Benteler under a five-year exclusive supply contract. The 2003 Benteler contract has a five-year term with estimated annual requirements of 264,000 exhaust manifold assemblies per year. Initial production shipments are to commence no earlier than January, 2004 and full-scale production in May, 2004. A separate purchase order for the tooling costs was issued by Benteler, which will be paid after acceptance of the final samples, to reimburse the Company for the tooling costs in approximately December, 2003. The Company is not aware of any intention on the part of Benteler, whether or not in connection with the transactions contemplated hereunder to terminate or reduce the amount of business done with the Company.

      5.19 Taxes.

            (a) All federal, state, county, local and foreign returns and reports relating to Taxes (as defined in this Agreement), or extensions relating thereto, required to be filed by or with respect to the Company have been timely and properly filed, and all such returns and reports are correct and complete.

            (b) All federal, state, county, local and foreign income, profits, franchise, sales, use, payroll, premium, occupancy, property, severance, excise, Social Security, withholding, customs, unemployment, transfer and other taxes, including interest, additions to tax and penalties (collectively "Taxes") due or properly shown to be due on any return referred to in Section 5.19(a) with respect to taxable periods ending on or prior to, and the portion of any interim period up to, the date hereof have been fully and timely paid or, in the case of Taxes not yet due, fully provided for on the Interim Balance Sheet or, in the case of Taxes accruing after the date of such financial statement, on the books of account of the Company; and there are no levies, liens, or other encumbrances relating to Taxes existing, threatened or pending with respect to any asset of the Company.

Stock Purchase Agreement             Vulcan Industries, Inc.             Page 19


            (c) Except as described in Schedule 5.19-c hereof, no issues have been raised with any representative or employee of the Company (and none are currently pending) by the Internal Revenue Service ("IRS") or any other taxing authority in connection with any of the returns and reports referred to in subsection (a) above and no waivers of statutes of limitations have been given or requested with respect to any such returns or reports or with respect to any Taxes.

            (d) Schedule 5.19-d hereof identifies all federal, state, county, local and foreign income, franchise and sales and use tax returns of or with respect to the Company which have been examined since the year stated therein, or which are currently under examination, by the IRS or by other taxing authorities, or with respect to which the applicable statute of limitations (including all extensions and tolling periods) has not yet run. Except as and to the extent shown on Schedule 5.19-d hereof, all deficiencies asserted or assessments made as a result of such examinations have been fully paid, and there are no other unpaid deficiencies asserted or assessments made by any taxing authority against the Company.

            (e) Schedule 5.19-e hereof lists all elections by or with respect to Company for federal or state income or franchise tax purposes that are currently applicable. The Company has not: (i) filed any consent under section 341(f)(1) of the Internal Revenue Code of 1986, as amended (the "Code"); (ii) agreed to have the provisions of Code section 341(f)(2) apply to any dispositions of "subsection (f) assets" as such term is defined in Code section 341(f)(4); (iii) agreed to or is required to make any adjustments under Code section 481(a) by reason of a change in accounting method or otherwise; (iv) employed the LIFO method of accounting for inventories for federal income tax purposes; (v) made a transfer of intangible property on which Code section 367(d) or 482 will require the recognition of additional income for any period after the date hereof; or
(vi) owned stock in a "passive foreign investment company" within the meaning of Code section 1296(a). The books and records of the Company are sufficient to prove the correctness of all tax returns for open tax years and to determine and to prove the adjusted tax basis for federal income tax purposes of each asset of the Company.

            (f) The Company has made adequate provisions for the timely payment from existing cash reserves of all taxes, and any penalties, fees, or assessments thereon which have or may become due as a result of the operations of the Business through the Closing Date.

            (g) The Company is not a party to any tax sharing agreement or tax indemnification agreement.

      5.20 Employee Benefits.

            (a) There are no "Employee Pension Benefit Plans" (as defined in section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) except for the Company's 401(k) Plan which was initiated in January 1, 2000. Further, except for the Employee Guide Booklet dated January 1, 2000 which had previously been delivered to Buyer, there are no "Employee Welfare Benefit Plans" (as defined in section 3(1) of ERISA), which provide for the arrangements, commitments and payroll practices (whether or not ERISA plans), including, without limitation, sick leave, vacation pay, severance pay, salary continuation for disability, consulting or other compensation arrangements, retirement, deferred compensation,

Stock Purchase Agreement             Vulcan Industries, Inc.             Page 20


bonus, incentive compensation, stock purchase, stock option, health including hospitalization, medical and dental, life insurance and scholarship programs maintained for the benefit of any present or former employees of the Company or any ERISA Affiliate (as defined below) or to which the Company or any ERISA Affiliate has contributed or is or was within the last three years obligated to make payments (collectively, the "Employee Benefit Plans"). The Company has delivered to Buyer, with respect to all such Employee Benefit Plans, true, complete and correct copies of the following: (i) all current plan documents and amendments thereto, handbooks, manuals, collective bargaining agreements and similar documents governing employment policies, practices and procedures; (ii) the most recent summary plan descriptions and any subsequent summaries of material modifications and all other material employee communications discussing any employee benefit; (iii) Forms 5500 series as filed with the IRS for the three most recent plan years; (iv) the most recent report of the enrolled actuary for all defined benefit plans, funded welfare plans or other plans requiring actuarial valuation; (v) all trust agreements with respect to Employee Benefit Plans; (vi) plan contracts with service providers or with insurers providing benefits for participants or liability insurance for fiduciaries and other parties in interest or bonding; (vii) most recent annual audit and accounting of plan assets for all funded plans; and (viii) most recent IRS determination letter for all plans qualified under section 401(a) of the Code. As used in this Agreement, "ERISA Affiliate" shall refer to any trade or business, whether or not incorporated, under common control with the Company within the meaning of section 414(b), (c), (m) or (o) of the Code or section 4001(b) of ERISA.

            (b) With respect to each Employee Benefit Plan identified in ss.5.18(a) above: (i) each Employee Benefit Plan has been administered substantially in compliance with its terms, and is in compliance in all material respects, both in form and operation, with the applicable provisions of ERISA, the Code and all other applicable laws (including, without limitation, funding, filing, termination, reporting and disclosure requirements); (ii) the Company has made or provided for all contributions required under the terms of such Employee Benefit Plans and any applicable laws for all periods through the Closing Date; (iii) to the best of the Company's and Sellers' knowledge there have been no "prohibited transactions" (as described in section 4975 of the Code or in Part 4 of Subtitle B of Title I of ERISA) with respect to any Employee Benefit Plan; (iv) there are and during the past three years there have been no inquiries, proceedings, claims or suits pending or threatened by any governmental agency or authority or by any participant or beneficiary against any of the Employee Benefit Plans, the assets of any of the trusts under such Employee Benefit Plans or the Plan sponsor or the Plan administrator of such Employee Benefit Plans, or against any fiduciary of any of such Employee Benefit Plans with respect to the design or operation of the Employee Benefit Plans; and
(v) no unsatisfied liabilities to participants, the IRS, the Department of Labor ("DOL"), the Pension Benefit Guaranty Corporation ("PBGC") or to any other person or entity have been incurred as a result of the termination of any Employee Benefit Plan.

            (c) With respect to each Employee Pension Benefit Plan required to be listed on Schedule 5.20 hereof: (i) to the best of the Company's and Seller's knowledge no Employee Pension Benefit Plan has been subject to a "reportable event" (as defined in section 4043 of ERISA) or any event requiring disclosure under section 4062(e) or 4063(a) of ERISA; (ii) to the best of the Company's and Seller's knowledge the actuarial present value of accumulated benefits (both vested and unvested) of each of the Employee Pension Benefit Plans which are

Stock Purchase Agreement             Vulcan Industries, Inc.             Page 21


defined benefit plans, are fully funded in accordance with the actuarial assumptions used by the PBGC to determine the level of funding required in the event of the termination of such Employee Benefit Plan; (iii) to the best of the Company's and Seller's knowledge no Employee Pension Benefit Plan, which is subject to the minimum funding requirements of Part 3 of subtitle B of Title I of ERISA or subject to section 412 of the Code, has incurred any "accumulated funding deficiency" within the meaning of section 302 of ERISA or section 412 of the Code and there has been no waived funding deficiency within the meaning of section 303 of ERISA or section 412 of the Code; (iv) to the best of the Company's and Seller's knowledge each Employee Pension Benefit Plan which is intended to be "qualified" within the meaning of section 401(a) of the Code is and has from its inception been so qualified, and any trust created pursuant to any such Employee Pension Benefit Plan is exempt from federal income tax under section 501(a) of the Code and the IRS has issued each such Employee Pension Benefit Plan a favorable determination letter which is currently applicable; (v) to the best of the Company's and Seller's knowledge no trust under any Employee Pension Benefit Plan has at any time had any "unrelated business taxable income" as that term is defined in section 512 of the Code, nor has any such trust been subject to tax thereon under section 511 of the Code; and (vi) neither the Company nor any ERISA Affiliate is aware of any circumstance or event which would jeopardize the tax-qualified status of any such Employee Pension Benefit Plan or the tax-exempt status of any related trust, or which would cause the imposition of any liability, penalty or tax under ERISA or the Code with respect to any Employee Benefit Plan.

            (d) Neither the Company nor any ERISA Affiliate maintains or has ever maintained or been obligated to contribute to a "Multiemployer Plan" (as such term is defined by section 3(37) of ERISA).

            (e) All reports, informational returns, and information required to be filed with, or furnished to, the DOL, IRS, PBGC or plan participants and their beneficiaries with respect to each Employee Benefit Plan required to be listed on Schedule 5.20 hereof have been filed in a timely manner and all annual reports (including Form 5500 series) of such Employee Benefit Plans were certified without qualification by each Employee Benefit Plan's accountants and actuaries to the extent, and in the manner required under ERISA.

            (f) All Employee Benefit Plans identified in ss.5.18(a) above may, without liability, be amended, terminated or otherwise discontinued except as specifically prohibited by federal law.

            (g) To the best of the Company's and Seller's knowledge no bonding is required under ERISA with respect to any Employee Benefit Plan, except for the fidelity bond for the Company's 401(k) plan.

            (h) The Company does not maintain any retiree life and/or retiree health insurance plans which provide for continuing benefits or coverage for any employee or any beneficiary of an employee after such employee's termination of employment.

            (i) The consummation of the transactions contemplated by this Agreement will not, alone or together with any other event, (i) to the best of the Company's and Seller's knowledge entitle any person to severance pay, unemployment compensation or any other

Stock Purchase Agreement             Vulcan Industries, Inc.             Page 22


payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, or (iii) to the best of the Company's and Seller's knowledge result in any liability under Title IV of ERISA or otherwise. To the best of the Company's and Seller's knowledge no payment made to any officer, director, employee, or agent of the Company ("Recipients") pursuant to any employment contract, severance agreement, or other arrangement as a consequence of the transaction described herein will be non-deductible to the Company because of the applicability of the "golden parachute" provisions of sections 280G and 4999 of the Code, nor, to the best of the Company's and Seller's knowledge, will the Company be required to "gross up" or otherwise compensate any Recipient because of the imposition of any excise tax (including any interest or penalties related thereto) on the Recipient as a result of the applicability of sections 280G and 4999; however, the Company and Seller in making this representation affirmatively state that they have absolutely no experience in this field and recommend that Buyer seek advice of counsel or of a professional tax and/or ERISA consultant.

            (j) To the best of the Company's and Seller's knowledge there has been no violation of the "continuation coverage requirements" of section 4980B of the Code and part 6 of Subtitle B of Title I of ERISA with respect to any Employee Welfare Benefit Plan to which such continuation coverage requirements apply.

            (k) To the best of the Company's and Seller's knowledge there has been no violation of the health insurance obligations imposed by section 9801 of the Code and Part 7 of Subtitle B of Title I of ERISA ("HIPAA") with respect to any Employee Welfare Benefit Plan which is a group health plan (as defined in section 5000(b)(1) of the Code or Part 6 of Subtitle B of Title I of ERISA) to which such insurance obligations apply.

      5.21 Labor Matters.

            (a) Except as disclosed in Schedule 5.21-a hereof: (i) no application or petition for certification of a collective bargaining agent is pending and none of the employees of the Company are, or during the last two years, have been represented by any union or other bargaining representative;
(ii) to the best of the Company's and Seller's knowledge during the last two years, no union has attempted to organize any group of the Company's employees, and no group of the Company's employees has sought to organize themselves into a union or similar organization for the purpose of collective bargaining; (iii) to the best of the Company's and Seller's knowledge during the last two years there has not been and there is not currently pending any labor arbitration or proceeding in respect of the grievance of any employee, any application, charge or complaint filed by any employee or union with the National Labor Relations Board or any comparable state or local agency, any strike, slowdown, picketing or work stoppage by any employees at any facility of the Company, any lockout of any such employees or any labor trouble or other labor-related controversy, occurrence or condition; (iv) no agreement restricts the Company from relocating or closing any of its facilities or operations or any portion thereof; and (v) to the knowledge of the Company, no such agreement, action, proceeding or occurrence is threatened or contemplated by any person.

            (b) Except as described Schedule 5.21-b hereof with respect to the Business and the building facilities occupied and/or and equipment used by the Company in Sturgis, Michigan (collectively "Facilities"), the Company has not been cited for violations of the

Stock Purchase Agreement             Vulcan Industries, Inc.             Page 23


Occupational Safety and Health Act of 1970, 29 U.S.C. sec. 651 et seq. ("OSHA"), any regulation promulgated pursuant to OSHA, or any other statute, ordinance, rule, or regulation establishing standards of workplace safety, or paid any fines or penalties with respect to any such citation. Except as described in
Schedule 5.21-b: (i) there have not been any inspections of the Facility by representatives of the Occupational Safety and Health Administration or any other government agency vested with authority to enforce any statute, ordinance, rule or regulation establishing standards of workplace safety; (ii) to the knowledge of the Company or Seller, no representative of any such government agency has attempted to conduct any such inspection or sought entry to the Facility for that purpose; (iii) the Company has not been notified of any complaint or charge filed by any employee or employee representative with any such government agency which alleges that the Company has violated OSHA or any other statute, ordinance, rule or regulation establishing standards of workplace safety; (iv) the Company has not been notified that any employee or employee representative of the Business has requested that any such government agency conduct an inspection of the Facility to determine whether violations of OSHA or any other such statute, ordinance, rule or regulation may exist; and (v) the Company does not maintain any condition, process, practice or procedure at the Facility which would be deemed a material violation of OSHA or any other statute, ordinance, regulation or rule establishing standards or workplace safety.

All of the conditions of the Michigan Department of Consumer and Industry Services, Bureau of Safety and Regulation: Informal Settlement Agreement dated July 16, 2001 - inspection # 19-127192482, and any amendments or additional settlements thereto, have been fully satisfied by the Company and by Sellers; accordingly there are no known or contingent liabilities which could result from the settlement or any operations conducted by the Company.

            (c) The Company previously delivered to Buyer each OSHA Form No. 200 completed and maintained by the Company (if any such forms were in fact so completed) at the Facility for the last two years, and such copies are true and correct copies thereof.

      5.22 Product Design; Warranties.

            (a) Except as described in Schedule 5.22 hereof: (i) the Company has not agreed to become or otherwise is responsible for consequential damages or made any express warranties to third parties with respect to any products created, manufactured, sold, distributed, installed or licensed, or any services rendered by the Company; (ii) there are no warranties (express or implied) outstanding with respect to any such products or services other than any such implied by law pursuant to MCLA ss.440.2312 and ss.440.2314 of the Uniform Commercial Code; and (iii) there are no design, manufacturing or other defects, latent or otherwise, with respect to any such product. A copy of each standard warranty of the Company was previously delivered to the Buyer. The Company has not modified or expanded its warranty obligation to any customer beyond that set forth in such standard warranties.

      5.23 Directors, Officers and Employees. Schedule 5.23 hereof sets forth the following information for each director, officer and employee of the Company and for each consultant and independent contractor regularly retained (including each such person on leave or layoff status): name and job title; current annual rate of compensation (identifying bonuses separately) and any change in compensation since September 30, 2000; vacation accrued and

Stock Purchase Agreement             Vulcan Industries, Inc.             Page 24


service credited for purposes of vesting and eligibility to participate in applicable Employee Benefit Plans; and any automobile leased or owned by the Company primarily for use by any of the foregoing persons. Except as described in Schedule 5.23, none of the Company's employees, directors or officers is a party to, or is otherwise bound by, any agreement or arrangement with any person or entity other than the Company which limits or adversely affects the performance of his or her duties, the ability of the Company to conduct its businesses, or his or her freedom to engage in any of the businesses conducted by the Company (including, without limitation, any confidentiality, non-competition or proprietary rights agreement). Schedule 5.23 hereof describes each employment, severance, change of control, consulting, commission, agency and representative agreement or arrangement to which the Company is a party or is otherwise bound, including, without limitation, all agreements and commitments relating to wages, hours or other terms or conditions of employment (other than unwritten employment arrangements terminable at will without payment of any contractual severance or other amount). The Company is not a party to any employment agreement, written or oral, that cannot be terminated at will by the Company without incurring any material liability, cost or penalty.

      5.24 Absence of Changes or Events. Except as described in Schedule 5.24 hereof, since September 30, 2002, the Company has conducted its business only in the usual and ordinary course consistent with past practice and there has not been any:

                  (i) declaration or payment of any dividend or other distribution or payment in respect of the shares of capital stock of Company or any repurchase or redemption of any such shares of capital stock or other securities;

                  (ii) accrual or payment by Company of any bonus or increase of any compensation payable to any director, officer or employee or entry into (or amendment of) any employment, severance or similar agreement with any director, officer or employee;

                  (iii) adoption of or change in any Employee Benefit Plan or labor policy;

                  (iv) damage, destruction or loss to any asset or property of Company, whether or not covered by insurance;

                  (v) entry into, amendment, termination or receipt of notice of termination of any agreement or other document or commitment which is required to be disclosed in Schedule 5.24-v hereof, or any transaction (including, without limitation, any such relating to capital expenditures);

                  (vi) sale (other than sales of inventory in the ordinary course of business), assignment, conveyance, lease, or other disposition of any asset or property of Company or mortgage, pledge, or imposition of any Lien on any asset or property of Company;

                  (vii) incurrence, borrowing, or repayment of any liability or obligation (whether absolute or contingent) to any affiliated person, or, other than current liabilities incurred and obligations under agreements entered into in the ordinary course of business consistent with

Stock Purchase Agreement             Vulcan Industries, Inc.             Page 25


past practice, to any other person or any discharge or satisfaction of any Lien other than in the ordinary course of business consistent with past practice.

                  (viii) write-down or write-off of the value of any asset except for write-downs and write-offs in the ordinary course of business consistent with past practice, or any cancellation or waiver of any other claims or rights;

                  (ix) entry by Company into any transaction, other than in the ordinary course of business consistent with past practice;

                  (x) change in the accounting methods, principles or practices followed by Company, except as required by GAAP, or any change in any of the assumptions underlying, or methods of calculating, any bad debt, contingency or other reserve;

                  (xi) material adverse change in the business, operations, properties, tangible or intangible including, but not limited to, prospects, level of inventory or backlog, assets, or condition of the Company;

                  (xii) incurrence or assumption of any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due other than non-material liabilities incurred in the ordinary course of business after September 30, 2002 or as disclosed in the Balance Sheet; except the Company's obligations under the 2003 Benteler contract as further defined in ss.5.18 hereof and Schedule 5.24-vii.

                  (xiii) amendment to the articles of incorporation or bylaws of the Company;

                  (xiv) issuance, grant or agreement to grant or issue any options, warrants, or other rights for its stock, bonds, or other corporate securities;

                  (xv) existing or proposed law or regulation which materially adversely affects, or in the future may adversely affect, the business, operations, prospects, properties, assets, or condition of the Company, and Sellers know of no such law or regulation;

                  (xvi) agreement, whether or not in writing, to do any of the foregoing by the Company.

      5.25 Insurance.

            (a) The description of the policies and binders of insurance contained in Schedule 5.25-a hereof identifies: (i) the respective issuers and expiration dates thereof; (ii) deductible amounts and amounts of coverage available and outstanding thereunder; (iii) whether such policies and binders are "claims made" or "occurrences" policies; (iv) all self-insurance programs or arrangements; and (v) any retrospective premium adjustments of which the Company has knowledge. Such policies and binders are issued by insurance companies reasonably believed by the Company to be financially sound and reputable, are sufficient for compliance with the agreements to which the Company is a party or by which it or its assets are bound, are valid and enforceable policies, and, except as described in Schedule 5.25-a hereof,

Stock Purchase Agreement             Vulcan Industries, Inc.             Page 26


will not be affected by, terminate or lapse by reason of the transactions contemplated by this Agreement.

            (b) The Company does not have an Errors and Omissions Insurance policy or some other binder or policy that insures the Company against Damages for the testing, sampling, handling, storage, generating, transportation or disposal of Hazardous Substances.

            (c) Except as described in Schedule 5.25-c hereof, the Company has not received (i) any notice of cancellation of any policy or binder of insurance required to be identified or refusal of coverage thereunder; (ii) any notice that any issuer of such policy or binder has filed for protection under applicable bankruptcy or insolvency laws or is otherwise in the process of liquidating or has been liquidated; or (iii) any other indication that any such policy or binder may no longer be in full force or effect or that the issuer of any such policy or binder may be unwilling or unable to perform its obligations thereunder. The Company has not, within the last five years, been refused any insurance nor has its coverage been limited.

      5.26 Affiliate Agreements. Except as described in Schedule 5.26 hereof, there are no, and during the last three years there have not been any agreements, arrangements or understandings between the Company, on the one hand, and any Seller or any present or former director, shareholder or officer of the Company or any member of the immediate family of or any person or entity controlling or controlled by any of such persons (a "Related Party"), on the other hand. Except as described in Schedule 5.26 hereof, no such Related Party has, or during the last three years has had: any interest in any property (real or personal, tangible or intangible) sold to, purchased by or otherwise used in or pertaining to the business of the Company; or any direct or indirect interest in any person or entity which has had business dealings or a financial interest in any transaction with the Company or which is in competition with any business of the Company. Except as described in Schedule 5.26, all agreements and arrangements between the Company and all Related Parties are terminable by the Company, upon less than 30 days notice, without payment of penalty or premium of any kind. No Seller has any claim or right against the Company.

All liabilities under Seller Notes and the obligations thereunder shall be discharged and replaced by the Replacement Notes at or before Closing. Sellers shall release and discharge each of their respective Seller Notes by delivery to Buyer of release agreements as provided in ss.2.1(c) hereof.

The terms of the Stock Option and Stock Redemption Agreement dated as of either April 1, 1991 or May, 1991, or thereafter, if any, and any amendments thereto, have been fully complied with, each and every right thereunder has been extinguished prior to the Closing, and the Company and each of Sellers waive any and all rights thereunder, including but not limited to any rights of first refusal specified therein.

      5.27 Environmental Matters.

            (a) The Company's Business requires it to handle and store Hazardous Substances, materials, gases and other pollutants in the ordinary course of its business, as described on Schedule 5.27 hereof, and:

Stock Purchase Agreement             Vulcan Industries, Inc.             Page 27


                  (i) the Company, including all of its businesses and operations, are and always have been operated in compliance with all Environmental Laws (as defined below);

                  (ii) except in the ordinary course of the Company's business, there are no conditions on, about, beneath or arising from any real property which is now owned, used or leased to or by the Company ("Current Real Property") which might, under any Environmental Law, (A) give rise to liability or the imposition of a statutory lien, or (B) which would or may require any "Response," "Removal" or "Remedial Action" (as those terms are defined below) or any other action, including without limitation reporting, monitoring, cleanup or contribution;

                  (iii) except in the ordinary course of the Company's business, there were no conditions on, about, beneath or arising from any real property which was, but is no longer, owned, used or leased to or by the Company ("Former Real Property"), during the period of such ownership, use, or lease, which might, under any Environmental Law, (A) give rise to liability or the imposition of a statutory lien, or (B) which would or may require any "Response," "Removal" or "Remedial Action" or any other action, including without limitation reporting, monitoring, cleanup or contribution;

                  (iv) the Company has not received any notification of a release or threat of a release of a "Hazardous Substance" (as defined below) with respect to any Current Real Property or Former Real Property;

                  (v) except in the ordinary course of the Company's business, no Hazardous Substances have been used, handled, generated, processed, treated, stored, transported to or from, released, discharged or disposed of by the Company or any third party on, about or beneath any Current Real Property, in violation of any Environmental Laws or other Laws;.

                  (vi) except in the ordinary course of the Company's business, during the Company's ownership, use or lease of the Former Real Property, no Hazardous Substances were used, handled, generated, processed, treated, stored, transported to or from, released, discharged or disposed of by the Company or any third party on, about or beneath the Former Real Property;

                  (vii) except in the ordinary course of the Company's business, there are no above or underground storage tanks, asbestos containing materials, or transformers containing or contaminated with PCB's on, about or beneath the Current Real Property. During the Company's ownership, use or lease of the Former Real Property, there were no above or underground storage tanks, asbestos containing materials, or transformers containing or contaminated with PCB's on, about or beneath the Former Real Property.

                  (viii) the Company has not received notice and does not have knowledge of:

                        (a) Any claim, demand, investigation, enforcement action, Response, Removal, Remedial Action, statutory lien or other governmental or regulatory action instituted or threatened against the Company or the Current, or Former Real Property pursuant to any of the Environmental Laws;

Stock Purchase Agreement             Vulcan Industries, Inc.             Page 28


                        (b) any claim, demand, notice, suit or action, made or threatened by any person against the Company; the Current Real Property or the Former Real Property relating to (1) any form of damage, loss or injury resulting from, or claimed to result from, any Hazardous Substance on, about, beneath or arising from the Current or Former Real Property or (2) any alleged violation of the Environmental Laws by the Company; or

                        (c) any communication to or from any governmental or regulatory agency arising out of or in connection with Hazardous Substances on, about, beneath, arising from or generated at the Current Real Property or Former Real Property, including without limitation, any notice of violation, citation, complaint, order, directive, request for information or response thereto, notice letter, demand letter or compliance schedule.

                  (ix) no wastes generated by the Company have ever been directly or indirectly sent, transferred, transported to, treated, stored, or disposed of at any site listed or formally proposed for listing on the National Priority List promulgated pursuant to "CERCLA" (as defined below) or to any site listed on any state list of sites requiring or recommended for investigation or clean-up, except by hazardous waste transporters certified by the United States Department of Transportation as a Hazardous Material transporter or handler, and such instances of transportation or removal are documented by signed manifests. None of the Current Real Property or Former Real Property is listed on the National Priorities List or any state list of sites requiring or recommended for investigation or clean up.

            (b) As used in this Agreement:

                  (i) the term "Environmental Laws" means all Laws concerning or relating to industrial hygiene or protection of human health or the environment.

                  (ii) the terms "Response," "Removal" and "Remedial Action" shall have the meanings ascribed to them in Sections 101(23)-101(25) of the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), as amended by the Superfund Amendments and Reauthorization Act ("SARA"), 42 U.S.C. ss.ss. 9601(23)-9601(25).

                  (iii) the term "Hazardous Substances" or "Hazardous Substance" shall mean any substance regulated under any of the Environmental Laws including, without limitation, any substance which is: (A) petroleum, asbestos or asbestos-containing material, or polychlorinated biphenyls; (B) defined, designated or listed as a "Hazardous Substance" pursuant to Sections 307 and 311 of the Clean Water Act, 33 U.S.C. ss.ss.1317, 1321, Section 101(14) of CERCLA, 42 U.S.C. ss.9601; (C) listed in the United States Department of Transportation Hazardous Material Tables, 49 C.F.R. ss.172.101; (D) defined, designated or listed as a "Hazardous Waste" under Section 1004(5) of the Resource and Conservation and Recovery Act, 42 U.S.C. 6903(5); or (E) defined, designate or listed as a "Hazardous Substance" under the Clean Air Act, 42 U.S.C. ss.ss.7401, et seq.

Stock Purchase Agreement             Vulcan Industries, Inc.             Page 29


      5.28 Books and Records.

            (a) The copies of the certificates or articles of incorporation of the Company, as certified by the Secretary of State of its jurisdiction of incorporation, and of its bylaws (or of its other comparable organizational documents), as certified by its secretary, which have been delivered to Buyer are true, complete and correct and are in full force and effect as of the date hereof.

            (b) The stock records of the Company fairly and accurately reflect the ownership of all of its outstanding shares of capital stock. The minute books of the Company contain complete and accurate records of all meetings held of, and corporate action taken by, the shareholders, the board of directors and each committee of the board of directors of the Company and no meetings of such shareholders or of such board of directors or committee have been held for which minutes have not been prepared and included in such minute books. The other books and records of the Company, including financial records and books of account, are complete and accurate in all material respects and have been maintained in accordance with sound business practices. Complete and accurate copies, as of the date hereof, of all such minute books and stock records have been made available to Buyer.

            (c) The books and records of the Company accurately and fairly reflect its income, expenses, assets and liabilities and the Company maintains internal accounting controls which provide reasonable assurance that: (i) transactions are executed in accordance with management's authorization; (ii) transactions are recorded as necessary to permit preparation of reliable financial statements and to maintain accountability for earnings and assets;
(iii) access to assets is permitted only in accordance with management's authorization; (iv) the recorded accountability of all assets is compared with existing assets at reasonable intervals; and (v) all intercompany transactions, charges and expenses among or between the Company, and Seller and/or its affiliates are accurately reflected at fair arms length value in all financial statements.

      5.29 Brokers. No person acting on behalf of the Company or any of its affiliates or under the authority of any of the foregoing is or will be entitled to any brokers' or finders' fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement, except for any fees that may be due to Michigan Equity Alliance, LLC which shall be the sole obligation of Sellers.

      5.30 Company Debt. Except as described in Schedule 5.30 hereof, the Company is not indebted to any bank or lending institution, or any other lender, or obligated to any leasing company, except in the ordinary course of business in which accounts payables may be owed but not yet paid. The Seller Notes shall be discharged by delivery of the Releases of Seller Notes to Buyer as set forth in ss.2.1 hereof and replaced by the Replacement Notes.

      5.31 Tax Exemption. As described in detail in Schedule 5.31 hereof, the Company has received currently effective tax exemptions issued as Industrial Facilities Exemption Certificates from State of Michigan Department of Treasury aggregating $4,050,049 of tax exemptions expiring between 2003 and 2014. The acquisition of the Company by Buyer shall in no way invalidate, limit or reduce these tax exemptions.

Stock Purchase Agreement             Vulcan Industries, Inc.             Page 30


      5.32 ADP Packages.

            (a) Sellers are not aware of, nor have they received any notification of, the requirement, application or pending application of any Authority Definition Package ("ADP") issued by any car manufacturers or any of Vulcan's customers with respect to any existing contract, purchase order, or other form of agreement to which Vulcan is a party.

            (b) No notice from any customers requiring application of an ADP to any of Vulcan's contracts.

            (c) No offsets because of an ADP against any accounts receivables have been charged, collected or assessed against Vulcan by any customers of Vulcan.

      5.33 Full Disclosure.

            (a) All documents and other papers delivered by or on behalf of the Company in connection with the transactions contemplated by this Agreement are accurate and complete in all material respects and are authentic. No representation or warranty of the Company contained in this Agreement contains any untrue statement of a material fact or omits to state a fact necessary in order to make the statements in this Agreement, in light of the circumstances under which they were made, not misleading in any material respect.

            (b) The Due Diligence materials were complete, truthful and accurate, and no updates are required or needed as of the date of the Closing in order to make such materials complete, truthful and accurate. No representation or warranty of any Seller or the Company in the Due Diligence contains any untrue statement or omits to state a fact necessary in contained order to make the statements in this Agreement, in light of the circumstances under which they were made, not misleading.

            (c) Except as described in this Agreement, there is no fact known to the Company or any Seller (other than general economic or industry conditions) which materially adversely affects or, so far as the Company or any Seller can reasonably foresee, materially threatens, the assets, business, prospects, financial condition or results of operations of the Business or the ability of the Company to perform this Agreement as presently conducted.

            SECTION 6. REPRESENTATIONS AND WARRANTIES OF BUYER.

            Buyer hereby represents and warrants to Sellers as of the date of this Agreement as follows:

      6.1 Organization and Good Standing. Buyer is a Delaware corporation validly existing under the laws of the State of Delaware and has all necessary corporate power and authority to carry on its business as presently conducted, to own and lease the assets which it

Stock Purchase Agreement             Vulcan Industries, Inc.             Page 31


owns and leases and to perform all its obligations under each agreement and instrument by which it is bound.

      6.2 Power and Authorization. Buyer has full legal right, power and authority to enter into and perform its obligations under this Agreement and under the other agreements and documents (the "Buyer Transaction Documents") required to be delivered by it prior to or at the Closing. The execution, delivery and performance by Buyer of this Agreement and the Buyer Transaction Documents have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Buyer and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the principles of equity. When executed and delivered as contemplated in this Agreement, each of the Buyer Transaction Documents shall constitute the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, subject to the principles of equity.

      6.3 No Conflicts.

            (a) The execution, delivery and performance of this Agreement and the Buyer Transaction Documents do not and will not (with or without the passage of time or the giving of notice):

                  (i) violate or conflict with any provision of Buyer's Articles of Incorporation, Bylaws or to the best of Buyer's knowledge of any Law binding upon Buyer; or

                  (ii) violate or conflict with, result in a breach of, or constitute a default or otherwise cause any loss of benefit under any material agreement or other material obligation to which Buyer is a party.

            (b) No consents or approvals of, or registrations, notifications, filings and/or declarations with, any court, government or governmental agency or instrumentality, creditor, lessor or other person are required to be given or made by Buyer in connection with the execution, delivery and performance of this Agreement and the other agreements and instruments contemplated in this Agreement, and such as have been obtained or made or which the failure to obtain would not have a material adverse affect on Buyer's ability to consummate the transactions contemplated in this Agreement and therein.

            (c) There are no judicial, administrative or other governmental actions, proceedings or investigations pending against Buyer or, to the knowledge of Buyer, threatened against Buyer that question any of the transactions contemplated by this Agreement or the validity of this Agreement or any of the other agreements or instruments contemplated hereby or which, if adversely determined, would have a material adverse effect upon the ability of Buyer to enter into or perform its obligations under this Agreement or any of the other agreements or instruments contemplated hereby. Buyer has not received any request from any governmental agency or instrumentality for information with respect to the transactions contemplated hereby.

      6.4 Brokers. No person acting on behalf of Buyer or any of its affiliates or under the authority of any of the foregoing is or will be entitled to any brokers' or finders' fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any

Stock Purchase Agreement             Vulcan Industries, Inc.             Page 32


of the transactions contemplated by this Agreement, except for any fees that may be due to Michigan Equity Alliance, LLC whose fees shall be the sole obligations of Sellers and not of the Company nor of the Buyer.

      6.5 Securities Law Matters .

      (a) Buyer recognizes and understands that the Shares acquired pursuant to this Agreement (collectively, the "securities") will not be registered under the 1933 Act, or under the securities laws of any state (the "securities laws"). The securities are not being so registered in reliance upon exemptions from the 1933 Act and the securities laws which are predicated, in part, on the representations, warranties and agreements of Buyer contained herein.

      (b) Buyer represents and warrants that (i) Buyer has business knowledge and experience, such experience being based on actual participation therein,
(ii) Buyer is capable of evaluating the merits and risks of an investment in the securities and the suitability thereof as an investment therefor, (iii) the securities to be acquired by Buyer in connection with this Agreement will be acquired solely for investment and not with a view toward resale or redistribution in violation of the securities laws, (iv) in connection with the transactions contemplated hereby, no assurances have been made concerning the future results of the Company and its subsidiaries, except that Sellers have provided assurances herein, including but not limited to the viability of the 2003 Benteler contract as set forth in ss.5.17 hereto, and (vi) Buyer is an "accredited investor" within the meaning of Regulation D promulgated by the Securities and Exchange Commission (the "Commission") pursuant to the 1933 Act.

      (c) Buyer has consulted with Buyer's own counsel in regard to the securities laws and is fully aware (i) of the circumstances under which Buyer is required to hold the securities, (ii) of the limitations on the transfer or disposition of the securities, (iii) that the securities must be held indefinitely unless the transfer thereof is registered under the securities laws or an exemption from registration is available, and (iv) that no exemption from registration is likely to become available for at least one year from the date of acquisition of the securities. Buyer has been advised by Buyer's counsel as to the provisions of Rules 144 and 145 as promulgated by the Commission under the 1933 Act and has been advised of the applicable limitations thereof. Buyer acknowledges that the Company is relying upon the truth and accuracy of the representations and warranties in this Section 6.5 by Buyer in consummating the transactions contemplated by this Agreement without registering the securities under the securities laws.

      (d) The Company has made available to Buyer the opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated by this Agreement and to obtain any additional information which they possess or could reasonably acquire for the purpose of verifying the accuracy of information furnished to Buyer as set forth herein or for the purpose of considering the transactions contemplated hereby. Buyer has conducted its own independent due diligence inquiry and review of the Company and its assets and Business. The Company has made available to Buyer all of its books, records and files.

      (e) Buyer agrees that the certificates representing the securities to be acquired pursuant to this Agreement will be restricted securities.

Stock Purchase Agreement             Vulcan Industries, Inc.             Page 33


      6.6 Release of Guarantees. Buyer shall use its best efforts to cause to be released, discharged or terminated any and all personal guarantee(s) for any obligation of the Company, identified on Schedule 6.6 hereto, which guarantee(s) were issued by any one or more of the Sellers, prepayment penalties excepted herefrom. In the event that any of the personal guarantee(s) identified on
Schedule 6.6 shall not be released, Buyer shall indemnify, defend and hold harmless Sellers and their heirs, representatives, successors and assigns, from and against and in respect of any and all actual financial: losses, costs, expenses, claims, damages, obligations and liabilities, including interest, penalties and reasonable attorneys fees and disbursements, excluding any prepayment penalties, but only and to the extent not covered by insurance of Buyer or Company ("Guarantee Damages"), which Sellers may suffer, incur or become subject to arising out of, based upon or otherwise in respect of any of the guarantees identified on Schedule 6.6 hereto.

            SECTION 7. OBLIGATIONS OF THE PARTIES UNTIL CLOSING

      7.1 Conduct of Business Pending Closing. (i) Except as expressly provided in this Agreement, between the date hereof and the Closing, without the prior written consent of Buyer, the Company shall, and each Seller shall cause the Company to, and (ii) after the Closing and until the expiration of the Buyer's right of rescission and if such right of rescission has been exercised not until it is completed such that the parties are returned to their original positions as if the Closing had never occurred, without the prior written consent of Seller, the Company shall, and Buyer shall cause the Company to:

            (a) maintain its corporate existence, to pay and discharge all debts, liabilities and obligations as they become due, and to operate solely in the ordinary course in a manner consistent with past practice and the provisions of this Agreement and in compliance with all applicable Laws, Authorizations, contracts and agreements (including, without limitation, those identified in Schedule 7.1-a hereof);

            (b) maintain its facilities and assets in the same state of repair, order and condition as they were on the date hereof, reasonable wear and tear excepted;

            (c) maintain its books and records in accordance with past practice, and to use best efforts to maintain in full force and effect all Authorizations and all insurance policies and binders;

            (d) use best efforts to preserve intact the Company's present business organization and maintain its relations and goodwill with the suppliers, customers, employees and others having a business relationship with it;

            (e) promptly advise Buyer or Seller in writing of the threat or commencement against the Company or any Seller of any dispute, claim, action, suit, proceeding, arbitration or investigation by, against or affecting the Company, or any of its operations, assets or prospects, or which challenges or may affect the validity of this Agreement or any Buyer Transaction Document, Seller Transaction Document or Company Transaction Document (together, the

Stock Purchase Agreement             Vulcan Industries, Inc.             Page 34


"Transaction Documents") or any action taken or to be taken in connection with this Agreement or any Transaction Document or the ability of the Company or any Seller to consummate the transactions contemplated in this Agreement or therein; and

            (f) promptly advise Buyer in writing of any event or the existence of any fact which makes untrue, or will make untrue as of the Closing, any representation or warranty of the Company or any Seller set forth in this Agreement or in any Transaction Document.

      7.2 Negative Covenants. (i) Except as expressly provided in this Agreement, between the date hereof and the Closing, without the prior written consent of Buyer, the Company shall not, and Sellers shall not cause or permit the Company to, and (ii) after the Closing and until the expiration of the Buyer's right of rescission and if such right of rescission has been exercised not until it is completed such that the parties are returned to their original positions as if the Closing had never occurred, without the prior written consent of Seller, the Company shall not, and Buyer shall not cause or permit the Company to:

            (a) take any action or permit to occur any event which, if taken or occurring prior to the date hereof would require any disclosure in the Exhibits and Schedules hereto, or would breach any covenant of the Company or any Seller, or cause any representation or warranty of the Company or any Seller to be untrue as of the Closing;

            (b) make any change in the Company's authorized or issued capital stock; grant any stock option or other right to purchase shares of the Company's capital stock or other securities; issue or make any commitment to issue any security by the Company, including any security convertible into capital stock; grant any registration rights; or purchase, redeem, retire or make any other acquisition of any shares of any capital stock or other securities;

            (c) amend the Certificate or Articles of Incorporation or Bylaws (or equivalent governing documents) of the Company;

            (d) fail to pay or discharge when due any liability or obligation of the Company;

            (e) without the other party's consent, enter into any agreement, commitment or transaction other than in the ordinary course of business, consistent with past practice, or which is material to the business, operations or financial condition of the Company, whether or not in the ordinary course of business (including, without limitation any merger, consolidation or reorganization of the Company, or the sale, transfer, conveyance or other disposition of any material assets of the Company);

            (f) hire any employee, or terminate any of the following employees:
Brad Robertson, Denise Perry, or Keith Briggs;

            (g) enter into any contract valued at more than $5,000 that will not be performed in its entirety prior to the Closing Date;

Stock Purchase Agreement             Vulcan Industries, Inc.             Page 35


            (h) enter into any transactions involving capital expenditures, including leases, in excess of $2,500 in any individual transaction or $10,000 in the aggregate;

            (i) enter into any contract with any Seller or any affiliate of any Seller; or

            (j) cause the sponsor of the Vulcan Industries, Inc. 401(k) Plan (the "401(k) Plan") to make any changes to the 401(k) Plan or incur any additional liabilities thereunder.

      7.3 Access to Information; Confidentiality. Prior to the Closing and after the Closing and until the expiration of the Buyer's right of rescission and if such right of rescission has been exercised not until it is completed, the Company shall, and each Seller shall cause the Company to, give Buyer and its authorized representatives complete access to all of its personnel, books, records, plants, offices and other facilities and properties, and permit Buyer to make such inspections thereof as Buyer may request, and cause its officers and advisors to furnish Buyer with such financial, operating and other information regarding the Company's Business, agreements, commitments, liabilities, personnel and properties as Buyer may reasonably request. Buyer acknowledges that certain of the information which may be made available to it is proprietary and includes confidential information. Buyer shall hold all such information in strict confidence and shall not disclose it to any person before the Closing without the approval of the Company or a Seller. If the transactions contemplated hereby are not consummated or the transactions contemplated hereby are rescinded, Buyer shall return to the Company all documents containing proprietary information and maintain all of such proprietary information and maintain all confidential information in strict confidence. Provided, however, that the foregoing restrictions shall not apply to any information which is or becomes publicly known or which is lawfully obtained from a third party, or to any disclosure required by law or in connection with the enforcement of Buyer's rights under this Agreement or any Transaction Document

      7.4 Consents. Prior to the Closing, the Company shall, and each Seller shall cause the Company to, obtain (and cooperate with the other parties hereto in obtaining) all consents, permits, Authorizations, approvals of, and exemptions by, any regulatory authority or third party necessary for the consummation of the transactions contemplated by this Agreement and the Transaction Documents.

      7.5 Payment of Indebtedness

            Except as expressly provided in this Agreement, each Seller shall cause all of Seller's indebtedness (other than trade accounts payable) to the Company, including any indebtedness of Sellers, Related Parties and affiliates of Sellers, to have been paid in full prior to Closing.

Stock Purchase Agreement             Vulcan Industries, Inc.             Page 36


            SECTION 8. CERTAIN CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS.

            The obligation of Buyer to consummate the acquisition of the Shares is subject to the fulfillment by or at the Closing of each of the following conditions:

      8.1 Representations and Warranties. The Company's and each Seller's representations and warranties contained in this Agreement shall be true and correct when made and shall be deemed to have been made again at and as of the Closing and shall then be true and correct.

      8.2 Performance of Covenants. The Company and each Seller shall have performed or complied with all of the agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

      8.3 Approvals. The consent or approval of all persons and governmental authorities necessary for the consummation of the transactions contemplated hereby shall have been obtained including, without limitation, the consent of:

(a) Approval by Buyer's banks for the transactions contemplated by this Agreement, on terms and conditions acceptable to Buyer.

(b) Approval by Bank for acquisition financing for the transactions contemplated by this Agreement, on terms and conditions acceptable to Buyer.

(c) Approval by Buyer's banks for equipment financing for the equipment required under the 2003 Benteler contract, on terms and conditions acceptable to Buyer.

(d) Approval and consummation of a lease confirmation by James L. Ware and Katherine M. Ware regarding the premises at Lot #32, Airport Industrial Park,
Section 2, Town 85, Range 10 West, in the City of Sturgis, Michigan and no such consent or approval: (a) shall have been conditioned upon the modification, cancellation or termination of any lease, commitment, agreement, easement, right or Authorization of the Company; or (b) shall impose on Buyer or the Company any condition or provision or requirement not imposed upon Sellers or, if imposed on Sellers, that is more restrictive on Buyer or the Company than on Sellers.

      8.4 Approval of Board of Directors . The Board of Directors of Buyer, or the Executive Committee thereof, if so authorized, shall have approved the transactions contemplated by this Agreement.

      8.5 Legal Matters. The Closing shall not violate any order or decree of any court or governmental body of competent jurisdiction and no suit, action, proceeding or investigation shall have been brought or threatened by any person (other than the Buyer or an affiliate of Buyer) which questions the validity or legality of this Agreement or the transactions contemplated hereby.

Stock Purchase Agreement             Vulcan Industries, Inc.             Page 37


      8.6 No Material Adverse Change. There shall not have been any material adverse change or threat of material adverse change in the Company, the Business or the prospects, revenues, earnings, business, operations, assets or properties of the Company, or any development of a nature that is, or is likely to be materially adverse to the Company, the Business or the assets or properties of the Company since May 31, 2003 that has not been disclosed in the Exhibits and Schedules hereto.

      8.7 Opinion of Counsel. Buyer shall have received the Opinion of Sellers' Counsel dated as of the Closing.

      8.8 Closing Certificate. The Buyer shall have received a certificate from Sellers, dated the Closing Date, certifying in such detail as the Buyer may reasonably request that the conditions specified in this Section 8 have been fulfilled.

      8.9 Employment Agreements. Sellers shall each have executed and delivered the Employment Agreements.

      8.10 Net Worth. The Company's Verified Net Worth shall not be less than two hundred twenty-five thousand ($225,000) dollars.

      8.11 Financing. Buyer shall have obtained financing from Citizens Bank (the "Bank") for acquisition financing for the transactions contemplated by this Agreement, on terms and conditions acceptable to Buyer. Buyer shall have obtained equipment financing for the equipment required under the 2003 Benteler contract, on terms and conditions acceptable to Buyer

      8.12 Due Diligence Review. Buyer's due diligence investigation and review of the Company's Business, prospects, obligations, capitalization, and properties, including, but not limited to, an evaluation of the fairness of the Purchase Price, the tax structure of the transactions contemplated by this Agreement, the stock record books, minute books, financial records, tax returns, contracts, leases, Authorizations, employment agreements, employee benefit plans, all other contracts material to the operation of the Company's businesses, compliance with laws, and environmental matters shall have been completed to Buyer's sole satisfaction.

      8.13 Resignation of Directors and Officers. Buyer shall have received resignations from such of the officers and directors of the Company as Buyer shall have requested. The resignations are: (a) Mark O. Lowell to resign from the presidency, chief executive officer and director positions of the Company and for Mr. Lowell to be appointed as a full-time business consultant of the Company under his Consulting Agreement, (b) Keith J. Briggs to resign from all officer and director positions of the Company and for Mr. Briggs to be appointed as General Manager of the Company under his Employment Agreement, (c) Marilyn S. Lowell to resign from the Treasurer and director positions of the Company, and
(d) Caroline A. Briggs to resign from the Secretary and director positions of the Company.

      8.14 Releases of Seller Notes. Buyer shall have received the Releases of Seller Notes as set forth in ss.3.2 hereof.

Stock Purchase Agreement             Vulcan Industries, Inc.             Page 38


      8.15 Items Listed on Closing Checklist. Buyer shall have received the items as reasonably requested by Buyer and as set forth on the closing checklist prepared by Buyer.

            SECTION 9. CERTAIN CONDITIONS PRECEDENT TO SELLERS' OBLIGATIONS.

      The obligation of Sellers to consummate the sale of the Shares is subject to the fulfillment by or at the Closing of each of the following conditions:

      9.1 Representations and Warranties. Buyer's representations and warranties contained in this Agreement shall be true and correct when made and shall be deemed to have been made again at and as at the Closing and shall then be true and correct.

      9.2 Performance of Covenants. Buyer shall have performed or complied with all of the agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

      9.3 Approvals. Sellers have represented that neither the Company nor they are required to, by any contract or agreement, and therefore shall not provide any consent or approval of the transaction contemplated hereby by any individual, person, entity, government agency or instrumentality.

      9.4 Legal Matters. The Closing shall not violate any order or decree of any court or governmental body of competent jurisdiction and no suit, action, investigation, or legal or administrative proceeding shall have been brought or threatened by any person (other than any Seller or an affiliate of any Seller) which questions the validity or legality of this Agreement or the transactions contemplated hereby.

      9.5 Closing Certificate. Sellers shall have received a certificate from the Buyer, dated the Closing Date, certifying in such detail as Sellers may reasonably request that the conditions specified in this Section 9 hereof have been fulfilled.

      9.6 Employment Agreements. The Company shall have executed and delivered the Employment Agreements for the Sellers.

      9.7 Opinion of Counsel. Seller shall have received the Opinion of Buyer's Counsel dated as of the Closing.

      9.8 Replacement Notes. Sellers shall have received the Replacement Notes as set forth inss.2.1 hereof.

            SECTION 10. INDEMNIFICATION

Stock Purchase Agreement             Vulcan Industries, Inc.             Page 39


      10.1 Indemnification by Sellers. For a period of thirty-six (36) months after the Closing Date, Sellers shall, jointly and severally, indemnify, defend and hold harmless Buyer and the Company and Buyer's and the Company's officers, directors, employees and shareholders and their heirs, representatives, successors and assigns, from and against and in respect of any and all losses, costs, expenses, claims, damages, obligations and liabilities, including interest, penalties and reasonable attorneys fees and disbursements, and to the extent not covered by insurance of Buyer or Company ("Damages"), which Buyer, the Company or any such person may suffer, incur or become subject to arising out of, based upon or otherwise in respect of:

            (a) Any material inaccuracy in or material breach of any representation or warranty of any Seller or the Company made in or pursuant to this Agreement, or any Seller Transaction Document;

            (b) Any material breach or material nonfulfillment of any covenant or obligation of any Seller contained in this Agreement or any Seller Transaction Document;

            (c) Certain operations of the Company, the Business or the Company's assets and properties, and all acts and omissions of the Company and all facts, events and circumstances relating to the Company, its financial condition or the Business on or prior to the Closing Date, limited to the following:

                  (i) any injuries to persons or damage to property resulting from the use of products manufactured by the Company;

                  (ii) all environmental liabilities and recovery costs related to or arising from the ownership or use of the assets of the Company or the operation of the Business;

                  (iii) all services performed or products manufactured or sold by the Company that are required to be re-done, fixed or corrected after the Closing Date; and

                  (iv) any dispute, grievance or controversy with, or liability or other obligation of the Company, material in amount and in nature, in respect of, any of the Company's employees, specifically excluded from this indemnification is any obligation in respect of accrued vacation not satisfied prior to the Closing or waived herein;

                  (v) any gross negligence on the part of the Company or any prior business unit for products or services manufactured or performed prior to the Closing Date;

                  (vi) any breach of any product warranty, whether express or implied, on the part of the Company or any prior business unit for products or services manufactured or performed prior to the Closing Date;

            (d) Any liability or other obligation (whether absolute or contingent, known or unknown) of the Company existing on the Closing Date and not disclosed in Schedule 10.1-d hereof or the Interim Balance Sheet or in the Exhibits and Schedules hereto;

Stock Purchase Agreement             Vulcan Industries, Inc.             Page 40


            (e) Material liability for the presence, use, handling, generation, processing, treatment, storage, transportation, release, discharge or disposal of Hazardous Substances on, about or beneath any Current or Former Real Property or at any other location by any person prior to Closing; and

            (f) Any material liability or other obligation of the Company for Employee Pension Benefit Plans and Employee Welfare Benefit Plans that are due or accrue before the Closing Date.

            If the Buyer makes any indemnification claim against any Seller, then Buyer shall have the right, notwithstanding and in addition to any other rights which Buyer may have with respect to Sellers or against any other person or entity, to set-off such claim for indemnification against any payments which may be owed by Buyer to any Seller (including, without limitation, any amount outstanding pursuant to the Notes). The exercise of such right of set-off by Buyer shall not constitute an event of default under any such obligation owed by Buyer to Sellers. To the extent that any Seller contests Buyer's right to set off any amount pursuant to this Section, Buyer shall deposit such amount with an escrow agent reasonably satisfactory to Sellers pending resolution of such dispute. Material liability with respect to this ss.10.1 shall mean any liability in excess of $50,000.

      10.2 Indemnification by Buyer. For a period of thirty-six (36) months after the Closing Date, Buyer shall indemnify, defend and hold Sellers harmless against and in respect of any and all Damages which Seller may suffer, incur or become subject to arising out of, based upon or otherwise in respect of:

            (a) Any inaccuracy in or breach of any representation or warranty of Buyer made in or pursuant to this Agreement or any Buyer Transaction Document;

            (b) Any breach or nonfulfillment of any covenant or obligation of Buyer contained in this Agreement or any Buyer Transaction Document; and

            (c) The operation of the Company after the Closing Date until the sale is final and may no longer be rescinded pursuant to ss.11.3, ss.1.4, and ss.11.5 hereof.

Material liability with respect to this ss.10.2 shall mean any liability in excess of $50,000.

      10.3 Inter-Party Claims. Any party seeking indemnification pursuant to this Section 10 (the "Indemnified Party") shall notify the other party or parties from whom such indemnification is sought (the "Indemnifying Party") of the Indemnified Party's assertion of such claim for indemnification, specifying the basis of such claim. The Indemnified Party shall thereupon give the Indemnifying Party reasonable access to the books, records and assets of the Indemnified Party which evidence or support such claim or the act, omission or occurrence giving rise to such claim and the right, upon prior notice during normal business hours, to interview any appropriate personnel of the Indemnified Party related thereto.

      10.4 Third Party Claims.

Stock Purchase Agreement             Vulcan Industries, Inc.             Page 41


            (a) Each Indemnified Party shall promptly notify the Indemnifying Party of the assertion by any third party of any claim with respect to which the indemnification set forth in this Section relates (which shall also constitute the notice required by Section 10.3). The Indemnifying Party shall have the right, upon notice to the Indemnified Party within twenty (20) business days after the receipt of any such notice, to undertake the defense of or, with the consent of the Indemnified Party (which consent shall not unreasonably be withheld), to settle or compromise such claim. The failure of the Indemnifying Party to give such notice and to undertake the defense of or to settle or compromise such a claim shall constitute a waiver of the Indemnifying Party's rights under this Section 10.4(a) and shall preclude the Indemnifying Party from disputing the manner in which the Indemnified Party may conduct the defense of such claim or the reasonableness of any amount paid by the Indemnified Party in satisfaction of such claim.

            (b) The election by the Indemnifying Party, pursuant to Section 10.4(a), to undertake the defense of a third-party claim shall not preclude the party against which such claim has been made also from participating or continuing to participate in such defense, so long as such party bears its own legal fees and expenses for so doing.

      10.5 Limitations and Requirements.

            (a) In the absence of fraud or knowing misrepresentation or breach of warranty, Sellers shall not be obligated to indemnify Company, Buyer or any other person against Damages pursuant to this Section 10 arising out of or based upon any inaccuracy or breach of any representation or warranty made in or pursuant to this Agreement, to the extent that payments thereof by or on behalf of Sellers and their affiliates to Buyer or Company or reasonably paid to third parties for the benefit of Buyer or Company pursuant to the terms of this Agreement exceed the amount of the Purchase Price in the aggregate; provided, however, that the limitations of this ss.10.5(a) shall not be applicable to any claim for Damages pursuant to Sections 10.1(b)-(f) or based upon any breach of any representation or warranty made in or pursuant to Sections 4.1, 4.3, 4.4, 5.2, 5.4, 5.9, 5.17, 5.18, 5.25 or 5.28 hereof.

            (b) The indemnification obligations of Sellers contained herein are not intended to waive or preclude any other claims, rights or remedies which may exist at law (whether statutory or otherwise), in equity or under Company's or Buyer's insurance policies with respect to the matters covered by the idemnifications. Further any Indemnified Party shall be required to first exhaust all coverage under any applicable insurance policies of Buyer and/or the Company before the indemnity may be invoked.

            SECTION 11. TERMINATION AND RESCISSION

      11.1 Termination. This Agreement may be terminated and the transactions contemplated in this Agreement may be abandoned at any time prior to the
Closing:

            (a) By Buyer, on the one hand, or Sellers, on the other hand, if the Closing has not occurred by September 30, 2003;

Stock Purchase Agreement             Vulcan Industries, Inc.             Page 42


            (b) By mutual consent of Buyer and Sellers;

            (c) By Buyer, if any representation or warranty of any Seller made in or pursuant to this Agreement is untrue or incorrect in any material respect, any Seller materially breaches the covenants or other terms of this Agreement or any of the conditions precedent to Closing contained in Section 8 is not satisfied; or

            (d) By Sellers, if any representation or warranty of Buyer made in or pursuant to this Agreement is untrue or incorrect in any material respect, Buyer materially breaches the covenants or other terms of this Agreement or any of the conditions precedent to Closing contained in Section 9 is not satisfied.

      11.2 Procedure for Termination. A party terminating this Agreement pursuant to Section 11.1 shall give written notice to each other party hereto, whereupon this Agreement shall terminate (except the confidentiality provisions of ss.7.3 shall survive) and the transactions contemplated hereby shall be abandoned without further action by any party; provided, however, that if such termination is by Buyer pursuant to ss.11.1(c), or if such termination is by Sellers pursuant to ss.11.1(d), nothing in this Agreement shall affect the non-breaching party's right to damages on account of such other party's breach.

      11.3 Rescission. This Agreement and the transactions contemplated hereby may be rescinded, reversed and terminated subject to ss.11.4 hereof:

            (a) By Buyer, if the Verified Net Worth as of the Closing Date as conclusively determined as provided in this Agreement as confirmation of such value as provided for in ss.11.4 herein, is less than $225,000, then subject to ss.11.4, Buyer may rescind the acquisition of the Shares.

      11.4 Procedure for Rescission.

            (a) In order for Buyer to exercise its right of rescission, Buyer shall first give written notice to Seller, within fifteen (15) days after receipt of the final Closing Statement and the Verified Net Worth calculation delivered by Seller, that Buyer intends to exercise its right to rescind the transaction contemplated hereby; however such notice shall not affect the rescission. In the event receipt by the parties of the final Closing Statement and the Verified Net Worth calculation has not been received by Buyer within thirty (30) days after the Closing, Buyer shall have an automatic extension of time to exercise its notice of its intention to rescind equal to the such number of days such receipt was delayed but not to exceed an additional thirty (30) days.

            (b) In order for Buyer to exercise its right of rescission, Buyer shall give written notice to Seller that the transaction is rescinded, within three (3) days after receipt of the definitive Verified Net Worth calculation prepared by the Auditors which determines conclusively such final Verified Net Worth is less than $225,000.

            (c) In the event that Buyer exercises its right of rescission, it shall provide notice to the Seller and notice to the attorneys acting as escrow agent that the transactions contemplated hereby are rescinded and such notice shall demand the return of the Shares to the

Stock Purchase Agreement             Vulcan Industries, Inc.             Page 43


Seller and return of the cash proceeds to Buyer. Upon issuance of such notice to Seller, to Vandervoort, Christ & Fisher, P.C. and to Kenneth B. Lerman, P.C. the transactions contemplated hereby shall be rescinded, reversed and terminated such that such parties shall effect the return of the funds and note, and the return of the Shares all in accordance with the escrow agreement of even date.

            (d) The remedy of rescission shall be Buyer's sole and absolute remedy. Seller shall have no right to dispute the rescission, provided the Auditors conclusively determines that the definitive Verified Net Worth is less than $225,000.

            (e) Until either the right to exercise the rescission expires or the transaction is rescinded and the parties are returned to their original positions as if the Closing had never occurred, in accordance with ss.7.1 and ss.7.2 hereof, Buyer shall operate the Company in good faith and with good and reasonable business judgment so that if Buyer exercises its right of rescission it will be able to deliver the Shares and the underlying value of the Company in substantially the same or better financial and operating condition when it acquired the Shares.

            (f) If Buyer shall have any objections to the Closing Statement or to the calculation of Net Worth provided by Seller, Buyer may require Seller, along with Buyer, to attempt in good faith to reach an agreement as to the matter in dispute. If Buyer and Sellers shall have failed to resolve such disputed matter within fifteen (15) days after receipt of notice of such objection, then any such disputed matter may, at the insistence of Buyer or Sellers, be submitted to and determined by an accounting firm acceptable to Buyer and Sellers. However, if Buyer insists on submitting such matter to an accounting firm acceptable to Buyer and Sellers to conclusively determine the matter, then Buyer shall waive its right of rescission. However, if Seller insists on submitting such matter to an accounting firm acceptable to Buyer and Sellers to conclusively determine the matter, then Buyer shall retain its right of rescission, provided the calculation of Net Worth is less than $225,000 as determined by the accounting firm acceptable to Buyer and Sellers; further, Buyer shall receive an extension of time to exercise such right of rescission equal to the number of days that the parties expended on attempting to settle the matter. The fees and expenses of any such accounting firm incurred in resolving the disputed matter shall be equitably apportioned by such accountant based upon the extent to which Buyer or Sellers are determined by such accountants to prevail. The definitive calculation of Net Worth shall, after resolution of any disputes pursuant to this ss.11.4(f) shall be final, binding and conclusive on all parties hereto.

      11.5 Payments Upon Termination or Rescission. Payments made pursuant to this Section 11 shall be made by certified check or wire transfer of immediately available funds to an account designated by the party receiving such payment.

            SECTION 12. CONFIDENTIALITY AND NONCOMPETITION

A. A material inducement for entering into the Acquisition Transaction is the ability of Buyer to acquire and conduct the Company and/or its business as a continuing and ongoing profitable business. It is of genuine and material consideration to Fire for the Sellers agree not to

Stock Purchase Agreement             Vulcan Industries, Inc.             Page 44


engage in any competing businesses for a reasonable period of time within a reasonable geographic area (determined by the parties to be the market area of the Company) wherein its goodwill is believed to exist.

B. Sellers acknowledge that they each will benefit from the sale of the Business through the sale of the Shares to Buyer, and for that reason is willing to enter into this the agreements under this Section 12 on an individual basis.

C. The parties have determined that a restriction on competition would not be prohibited or void under Michigan law because the only objective of such restriction is to provide the purchaser of the business, which was purchased for valuable consideration and in good faith and without any intent to establish a monopoly, with a valuable and profitable business free from unfair competition from the selling principals for a reasonable period of time.

D. The Company and Buyer assert, and Sellers acknowledge, that the Company and Buyer have independently developed proprietary techniques involving their respective primary technologies, and thus competitive use of such information would be severely detrimental to each of the Company's and Buyer's businesses.

E. Sellers acknowledge that (1) after the sale of their respective interests in the Company, each will be able to earn a livelihood without violating the non-competition restrictions set forth herein and (2) the ability of each Seller to earn a livelihood without violating such restrictions is a material condition to the purchase by Buyer of the Company.

      12.1 Disclosure of Inventions. Sellers will disclose promptly and in writing to the president of the Company or to such other person as the Board of Directors of the Company may designate, all ideas, concepts, inventions, devices or improvements, whether patentable or not ("Inventions") which Sellers, alone or with others, may conceive or reduce to practice during the term of his engagement by the Company, whether during or out of the usual hours of work, which he may do for the Company, and which relate to business of the character now or hereafter carried on by the Company during the period of engagement.

      12.2 Protection of Confidential Information. Sellers recognize that the Company and Buyer own certain Confidential Information including, but not limited to, secret or confidential technology, proprietary information, trade secrets, business plans, information, and the like, and that the Company had disclosed or may disclose to him from time to time portions of such Confidential Information (collectively "Confidential Information"). Sellers will maintain the confidential status of such Confidential Information; will not reveal the content or the existence of such Confidential Information to persons not authorized in writing by the Company to receive such Confidential Information; and will take all reasonable steps necessary to prevent unauthorized parties from obtaining such Confidential Information. Sellers will not make or permit to be made any copies, abstracts or summaries of any Company reports, Company papers or Company documents, except in pursuance of his duties hereunder and for the sole use and account of the Company or its nominees.

Stock Purchase Agreement             Vulcan Industries, Inc.             Page 45


      12.3 Inventions Post-Acquisition. For a period of one year after the Acquisition, Sellers will disclose promptly and in writing to the head of the division or department of the Company in which he was engaged or to such other person as the Company may designate, all Inventions which Sellers, alone or with others, may conceive or reduce to practice which arise out of, or relate to or are derived from the Confidential Information disclosed to Sellers during the term of his engagement, and which relate to business of the character now or hereafter carried on by the Company during Sellers' period of engagement. Sellers hereby assigns to the Company, royalty-free, all inventions, patents, trademarks and copyrights created by Sellers from the date of this contract and extending twelve (12) months beyond termination, and relating to the Company's business.

      12.4 Title to Inventions. Sellers will assign, transfer, convey and deliver to the Company, and hereby does assign, transfer and convey to the Company all right, title and interest in and to all Inventions required to be disclosed by Sellers to the Company under Sections 2.1. and 2.3. of this Agreement and all patents and patent applications (including continuations, continuations-in-part, divisions, reissues, renewals and extensions) for all countries relating to such Inventions. Sellers will, during the term of his engagement and at any time thereafter, execute all papers and perform all acts and cooperate with the Company and its counsel in any other way which, in the sole view of the Company, is necessary and proper to make this Agreement effective. All expenses in connection with the obligations of Sellers under this
Section 2.4. shall be borne by the Company or its nominee.

      12.5 Return of Information. The Sellers agrees that he will, upon leaving his position with and/or his consultation for the Company, promptly deliver to the Company all originals and copies of disclosures, drawings, prints, letters, notes, reports, whether typed, handwritten or otherwise, belonging to the Company which are in his possession or under his control; and he agrees that he will not make or retain or give away the originals or copies of such disclosures, drawings, prints, letters, notes or reports, nor use any of the information contained therein except for the benefit of the Company either during the period of his engagement or thereafter.

      12.6 Duty to Disclose. Termination of engagement shall not release Sellers from any obligation under this Agreement as to any Invention which Sellers has a duty to disclose to the Company under Sections 12.1 and 12.3 of this Agreement.:

      12.7 Records. Sellers will make and maintain adequate and current written records of all inventions, in the form of notes, sketches, drawings, or reports relating thereto, which records shall be and shall remain the property of the Company and shall be available to the Company at all times:

      12.8 Representations. Sellers represents that, except as set forth in
Schedule 12.8 of this Agreement, Sellers:

      (a) claims no rights to any Invention:

            (i)   conceived by him or others prior to his engagement, or

            (ii)  otherwise outside the scope of this Agreement; and

Stock Purchase Agreement             Vulcan Industries, Inc.             Page 46


      (b) has no prior agreements or obligations which conflict with the Company's rights under this Agreement.

Unless Sellers notifies the Company in writing before making any disclosure or performing or causing to be performed any work for or on behalf of the Company which relates to any Invention or conflicts with any agreement or Invention set forth in Schedule 12.8, and/or if no Schedule 12.8 is attached hereto, the Company may assume that no such Invention or conflict exists, and Sellers will make no claim against the Company with respect to or in connection with the use of any such Invention in any work or the product of any work which Sellers performs or causes to be performed for or on behalf of the Company.

      12.9 Covenant Not to Compete. Sellers acknowledge and agree that:

            (a) The Company is in the business of fabricating tubes for the automotive, heat exchanger, furniture and appliance industries ("Vulcan Tubes").

            (b) Sellers shall not use any confidential information or assist in or design, produce, manufacture any Vulcan Tubes for any other person, entity or company which is competitive with the Company.

            (c) While Sellers is engaged by (or is an employee, if applicable) of the Company, Sellers has a duty of loyalty to the Company and Buyer, and shall not compete with the Company or Buyer in any manner.

            (d) Employment and Consultation Competition Limitations. For a period of twenty-four (24) months after the later of (y) each Seller's engagement as an employee or consultant, as and if applicable, under the Employment Agreements with the Company has been terminated for any reason, with or without Cause, or (z) from the Closing Date:

            (i) Sellers agrees not to perform any services of a similar or more advanced nature as those currently performed for the Company, as an employee, agent, independent contractor, consultant, director, officer, owner, or otherwise for any person, company or entity which is or intends to enter any field using technology involving, creating or utilizing Vulcan Tubes, competitive with the Company within the United States of America and/or Puerto Rico. This covenant not to compete shall not bar Sellers from obtaining a position with less responsibilities, authority or prestige with another employer or client provided such position shall not place Sellers in a situation or under conditions such that it is reasonably foreseeable that he may, either inadvertently or otherwise, disclose or utilize information, skills or techniques which are confidential, proprietary to and are trade secrets of the Company, and are important to the Company's business, growth and/or survival.

The terms of the covenants not to compete shall not be reduced in the event the term of engagement is reduced. Sellers sold their business interests in the Company to Buyer and the effect of reducing such non-competition time period would result in unfair harm to the Company

Stock Purchase Agreement             Vulcan Industries, Inc.             Page 47


and Buyer as it was expected that the Company and its business was purchased with the intention that it be free of competition from the sellers.

            (e) Entrepreneurial Competition Limitations. For a period of sixty
(60) months after the later of (y) each Seller's engagement as an employee or consultant, as and if applicable, under the Employment Agreements with the Company has been terminated for any reason, with or without Cause, or (z) from the Closing Date:

            (i) Sellers agrees not to establish, acquire, engage in, act as an entrepreneur, or in any manner become interested directly or indirectly, as an owner, partner, entrepreneur, equity-holder or shareholder, for any company or entity which is or intends to enter any field using technology involving, creating or utilizing Vulcan Tubes, competitive with the Company within the United States of America and/or Puerto Rico. This covenant not to compete shall not bar Sellers from obtaining a position with less responsibilities, authority or prestige with another employer or client provided such position shall not place Sellers in a situation or under conditions such that it is reasonably foreseeable that he may, either inadvertently or otherwise, disclose or utilize information, skills or techniques which are confidential, proprietary to and are trade secrets of the Company, and are important to the Company's business, growth and/or survival.

            (ii) Except for the Company itself, Sellers agrees he shall not act as an employee, entrepreneur, agent, independent contractor, consultant, director, officer, owner, or otherwise for any company or entity associated or affiliated with any shareholder or former shareholder or interest holder of the Company or any other unrelated party which is competitive with the business of the Company or Buyer.

            (iii) (a) Sellers will not directly or indirectly sell any products to or for those persons or entities who are or were customers of the Company or for whose accounts Sellers was responsible while engaged by or in the employ of the Company; and (b) Sellers will not directly or indirectly sell any products to or for any person, company, firm, or entity who is or was a customer of the Company within five (5) years prior to the termination of Sellers' engagement on behalf of himself or any other party, unless the Company has consented; in such event the Company shall receive all proceeds from such sale(s) less any agreed upon commission(s) or fee(s). (c) Sellers agrees not to solicit such accounts on behalf of himself or any party other than the Company.

            (f) The parties have attempted to limit Sellers' rights to compete only to the extent necessary to protect the Company from unfair competition. The parties recognize, however, that reasonable people may differ in making such a determination. Consequently, the parties hereby agree that, if the scope or enforceability of the restrictive covenant is in any way disputed at any time, a court or other trier of fact may modify and enforce these covenants to the extent that it believes to be reasonable under the circumstances existing at that time.

Stock Purchase Agreement             Vulcan Industries, Inc.             Page 48


      12.10 Non-Solicitation. During the Term hereunder and during the term of the covenant not to compete in ss.2.9(d) hereunder, Sellers shall not, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization, (a) intentionally solicit, endeavor to entice away from the Company, Buyer or any entity controlled by or under common control with the Company, Buyer, or (b) otherwise interfere in a material fashion with the relationship with, any person who is employed by or otherwise engaged to perform services for the Company, Buyer or any person or entity who is as of the date of termination of the engagement of Sellers, or within the then most recent 12-month period, any employees, customers or clients of the Company, Buyer.

      12.11 Remedies. Sellers acknowledges (a) that compliance with Section 2.9 hereof is necessary to protect the business and good will of the Company and (b) that a breach of any of the covenants made in Section 2.9 will irreparably and continually damage the Company, for which money damages may not be adequate.

            (i) Consequently, Sellers agrees that, in the event that Sellers breaches or threatens to breach any of the covenants of this Agreement, the Company shall be entitled to both (1) a preliminary or permanent injunction in order to prevent the continuation of such harm, and (2) money damages insofar as they can be determined. Nothing in this Agreement, however, shall be construed to prohibit the Company from also pursuing any other remedy, the parties having agreed that all remedies shall be cumulative.

            (ii) The Company shall be entitled to recover the amount of fees, compensation, or other remuneration earned or received by Sellers as a result of any such breach as money damages for the period of time during which Sellers violates these covenants. In the event the Company is successful in obtaining judicial enforcement of this Agreement, seeking either legal or equitable relief, or both, the Company shall be entitled to recover from Sellers the reasonable attorneys' fees and costs which the Company will pay or become obligated to pay.

      12.12 Voluntary Acceptance. Sellers acknowledge and agree that each is entering into this Agreement voluntarily and uncoerced by the Company or Buyer, or their respective officers, agents or representatives or any other individuals. It is understood that this Agreement is in no way intended to restrict Sellers after the Acquisition from continuing to earn a living, as an employee, in his prior trade, business specialty or other area of prior experience before the Acquisition.

      12.13 Tolling. During any period in which Consultant is in breach or threatens breach of the provisions of this Agreement, the running of the time periods to which the breach would apply shall be tolled, and will not commence until the date which is designated by the Company as the date which all breaches are cured and all threats of breach are extinguished.

      12.14 Choice of Law Provision. It is specifically agreed and understood that the laws of the State of Michigan shall be construed as the laws governing the terms and conditions of this Section 12 only. Further for purposes of this
Section 12 alone, Sellers each consent to personal jurisdiction and venue in the Circuit Court for the County of Ingham, Lansing, Michigan.

Stock Purchase Agreement             Vulcan Industries, Inc.             Page 49


            SECTION 13. MISCELLANEOUS.

      13.1 Knowledge. All references in this Agreement to Sellers' or the Company's knowledge respecting a particular matter shall conclusively be deemed and presumed to include, without limitation, all facts, circumstances and conditions known to any Seller or any officer of the Company regarding such matter.

      13.2 Survival of Representations and Warranties.

            (a) The representations and warranties made by the parties in this Agreement and in the certificates, documents, Schedules and Exhibits delivered pursuant hereto shall survive the consummation of the transactions contemplated in this Agreement for a period of five (5) years from the Closing Date; provided that any such claim arising out of or based upon any inaccuracy in or breach of any representation or warranty made in or pursuant to: Sections 4.1, 4.3, 5.2 or
5.4 may be made at any time: and (ii) Sections 5.17, 5.18 or 5.25 may be made at any time before the expiration of the longest statute of limitations applicable to an action brought by the appropriate taxing or other regulatory agency with respect to the matters forming the basis for such a claim. Anything in this Agreement to the contrary notwithstanding, the representations and warranties of the Company or Sellers hereunder, and the right of Buyer to indemnification for breach thereof, shall not be affected by any investigation of the Company or its subsidiaries made by Buyer or its agents or representatives.

            (b) The disclosures in Schedule 13.2-b hereof shall relate only to the representations and warranties to which they expressly refer and to no other representation or warranty in this Agreement. In the event of any inconsistency between the statements made in the body of this Agreement and those contained in
Schedule 13.2-b hereof (other than an express exception to a specifically identified statement), those in this Agreement shall control.

      13.3 Certain Post-Closing Matters. Upon Closing, Buyer shall credit the Company's employees with their service time for the Company as if such time had been served for Buyer; provided, however, that such crediting of service shall be only in respect of Company's plans or policies that are the same or substantially similar to plans or policies of Buyer. With respect to plans or policies of the Company that are not the same or substantially similar to those of Buyer, Buyer shall not credit the employees of the Company for their service time with the Company and shall treat such employees as new hires of Buyer for such purposes.

      13.4 Further Assurances. Each party hereto shall use best efforts to comply with all requirements imposed hereby on such party and to cause the transactions contemplated hereby to be consummated as contemplated hereby, and shall, from time to time and without further consideration, either before or after the Closing, execute such further instruments, and take such other actions, as any other party hereto shall reasonably request in order to fulfill its obligations under this Agreement and to effectuate the purposes of this Agreement and to provide for the orderly and efficient transition of the Business. Each party shall promptly notify the other parties of any event or circumstance known to such party that could prevent or delay the consummation of the transactions contemplated by this Agreement, or which would indicate a breach or non-

Stock Purchase Agreement             Vulcan Industries, Inc.             Page 50


compliance with any of the terms, conditions, representations, warranties or agreements of any of the parties to this Agreement.

      13.5 Costs and Expenses. Except as otherwise expressly provided in this Agreement, each party shall bear its own expenses in connection herewith. Any and all transfer, documentary and similar taxes and recording and filing fees incurred in connection with the transactions contemplated in this Agreement shall be borne equally by Seller and by Buyer.

      13.6 Notices. All notices or other communications permitted or required under this Agreement shall be in writing and shall be sufficiently given if and when hand delivered to the persons set forth below, or if sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested, or by telegram, telex or telecopy, receipt acknowledged, addressed as set forth below or to such other person or persons and/or at such other address or addresses as shall be furnished in writing by any party hereto to the others. Any such notice or communication shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor in all other cases.

             To Buyer:

             Thermodynetics, Inc.
             651 Day Hill Road
             Windsor, Connecticut 06095

             Attn: Robert A. Lerman, President
             and Robert I. Lieberman, Treasurer

             Telecopier: (860) 285-0139

             With a copy to:

             Ken Lerman, Esquire
             Kenneth B. Lerman, P.C.
             Attorney at Law
             651 Day Hill Road
             Windsor, Connecticut 06095
             Telecopier: (860) 285-0139

             To Company

             Vulcan Industries, Inc.

             To both Buyer's and Seller's counsel until Closing is final. Thereafter to Buyer and Buyer's counsel.

Stock Purchase Agreement             Vulcan Industries, Inc.             Page 51


             To Seller:

             Mark O. Lowell and Marilyn S. Lowell
             143 Squaw Creek
             Marshall, MI 49068

             Keith J. Briggs and Caroline A. Briggs
             8693 D Drive South
             Ceresco, MI 49033

             With a copy to:
             Vandervoort, Christ & Fisher, P.C.
             Fifth Third Bank Building, Suite 312
             67 West Michigan Avenue
             Battle Creek, Michigan  49017-3668

             Attn: David P. Lucas, Esquire

      13.7 Assignment and Benefit.

            (a) No Seller shall assign this Agreement or any rights hereunder, or delegate any obligations hereunder, without the prior written consent of the Buyer. Buyer may assign this Agreement to any of its subsidiaries or affiliates or any third party without the prior consent of Seller. Subject to the foregoing, this Agreement and the rights and obligations set forth in this Agreement shall inure to the benefit of, and be binding upon, the parties hereto, and each of their respective successors, heirs and assigns.

            (b) This Agreement shall not be construed as giving any person, other than the parties hereto and their permitted successors, heirs and assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any of the provisions contained in this Agreement, this Agreement and all provisions and conditions hereof being intended to be, and being, for the sole and exclusive benefit of such parties, and permitted successors, heirs and assigns and for the benefit of no other person or entity.

      13.8 Settlement of Disputes.

            (a) All disputes arising out of or relating to this Agreement (excluding disputes arising under Section 2.2 hereof or the other written agreements or instruments contemplated herein, which shall be governed by their own terms) which cannot be settled by the parties shall promptly be submitted to and determined in arbitration in Hartford, Connecticut, pursuant to the rules and regulations then obtaining of the American Arbitration Association; provided that nothing herein shall preclude Buyer from seeking, in any court of competent jurisdiction, damages, specific performance or other equitable remedies in the case of any breach or threatened breach by any Seller of Section 1 hereof. The decision of the arbitrator shall be

Stock Purchase Agreement             Vulcan Industries, Inc.             Page 52


final and binding upon the parties and judgment upon such decision may be entered in any court of competent jurisdiction.

            (b) Discovery shall be allowed pursuant to the intendment of the United States Federal Rules of Civil Procedure and as the arbitrators determine appropriate under the circumstances.

            (c) Such arbitrators shall be required to apply the contractual provisions hereof in deciding any matter submitted to them and shall not have any authority, by reason of this Agreement or otherwise, to render a decision that is contrary to the mutual intend of the parties as set forth in this Agreement.

            (d) The prevailing party in any arbitration proceeding pursuant to this Section shall be entitled to reimbursement of the costs and expenses of its legal counsel with respect to such arbitration proceeding from the non-prevailing party.

      13.9 Amendment, Modification and Waiver. The parties may, by mutual agreement, amend or modify this Agreement in any respect, and Buyer, on the one hand, and Sellers, on the other hand, may: (a) extend the time for the performance of any of the obligations of the other, (b) waive any inaccuracies in representations and warranties by the other, (c) waive compliance by the other with any of the obligations contained in this Agreement, and (d) waive the fulfillment of any condition precedent to the performance under this Agreement of the waiving party. Any such amendment, modification, extension or waiver shall be in writing. The waiver by Buyer, on the one hand, or Sellers, on the other hand, of any breach of any provision of this Agreement shall not constitute or operate as a waiver of any other breach of such provision or of any other provision hereof, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

      13.10 Governing Law. Except as specifically provided for in Section 12 herein, this Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the State of Connecticut, and United States federal law, to the extent applicable, irrespective of the principal place of business, residence or domicile of the parties hereto, and without giving effect to otherwise applicable principles of conflicts of law.

      13.11 Section Headings; Defined Terms; Gender and Pronouns. The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement. The terms defined in this Agreement and in any agreement executed in connection herewith include the plural as well as the singular and the singular as well as the plural. Except as otherwise indicated, all terms defined in this Agreement and in any agreement executed in connection herewith refer to the same, subject to periodic amendment or supplementation or subject to specific modification in such collateral agreement of any such definition. All gendered nouns or pronouns used in this Agreement shall be deemed to include the masculine, feminine and neutral genders. All singular nouns or pronouns used in this Agreement shall be deemed to include the plural, and vice versa.

      13.12 Severability. The invalidity or unenforceability of any particular provision, or part of any provision, of this Agreement shall not affect the other provisions or parts hereof, and

Stock Purchase Agreement             Vulcan Industries, Inc.             Page 53


this Agreement shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

      13.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original; and any person may become a party hereto by executing a counterpart hereof, but all of such counterparts together shall be deemed to be one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

      13.14 No Trading on Inside Information Sellers are hereby advised as follows:

Buyer is a publicly traded company. The use of material nonpublic information in securities transactions (referred to as "Insider Trading") or the communication of such information to others who use it in securities trading (referred to as "Tipping") violates the United States federal securities laws. Such violations may result in harsh consequences for the individuals involved, including exposure to investigations by the U.S. Securities and Exchange Commission ("SEC"), criminal and civil prosecution, disgorgement of any profits realized or losses avoided (under certain laws and rules the calculation of profits realized and losses avoided could exceed the actual amounts realized or avoided) through the use of the nonpublic information and penalties based upon such profits or losses.

The negotiations leading up to, and the signing of this Agreement and the Closing contemplated hereunder, may constitute material nonpublic information. Accordingly, each person who reads this Agreement may be prohibited by law from trading in Buyer's securities or directly or indirectly disclosing such information to any other person(s) so that they may trade in Buyer's securities, until two (2) full business days after the Buyer has made adequate public disclosure through a press release or filed a report on Form 8-K with the SEC.

It is difficult to describe what constitutes "material" information, but each person who reads this Agreement should assume that any information, positive or negative, which might be of significance to an investor determining whether to purchase, sell or hold the Buyer's securities, would be material.

      13.15 Entire Agreement, etc. This Agreement, together with the Exhibits and Schedules hereof and the agreements, appendices and certificates referred to in this Agreement or delivered pursuant hereto, constitute the entire agreement between the parties hereto with respect to the purchase and sale of the Shares and supersede all prior agreements and understandings. All Schedules, Exhibits and appendices attached hereto and referred to in this Agreement are hereby incorporated in this Agreement and made a part hereof as if fully set forth in this Agreement. The submission of a draft of this Agreement or portions or summaries thereof does not constitute an offer to purchase or sell the Shares, it being understood and agreed that neither Buyer nor Seller shall be legally obligated with respect to such a purchase or sale or to any other terms or conditions set forth in such draft or portion or summary unless and until this Agreement has been duly executed and delivered by all parties.

            [The remainder of this page was left intentionally blank.
                          The Signature Page follows.]

Stock Purchase Agreement             Vulcan Industries, Inc.             Page 54


            IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement, all as of the date first above written.

                                               BUYER:

                                               THERMODYNETICS, INC.


                                               By: /s/ Robert A. Lerman
                                                  ----------------------------
                                                  Name: Robert A. Lerman
                                                  Title: President & CEO

                                    SELLERS:


      /s/ Mark O. Lowell                            /s/ Marilyn S. Lowell
----------------------------                   ---------------------------------
    Mark O. Lowell                                Marilyn S. Lowell
    Individually                                  individually


     /s/ Keith J. Briggs                            /s/ Caroline A. Briggs
----------------------------                   ---------------------------------
    Keith J. Briggs                               Caroline A. Briggs
    Individually                                  Individually

                                               THE COMPANY:

                                               VULCAN INDUSTRIES, INC.

                                               By: /s/ Mark O. Lowell
                                                  ----------------------------
                                                   Name:  Mark O. Lowell
                                                   Title: President

Stock Purchase Agreement             Vulcan Industries, Inc.             Page 55


                                  SCHEDULE 1.1

                       ---------------------------------------------------------------------------------------
                                                                  EXECUTIVE SHARE PLAN
                                    SELLERS                           PARTICIPANTS                BROKER
--------------------------------------------------------------------------------------------------------------
   Consideration       Mark O. Lowell     Keith J. Briggs
  pursuant to the      and Marilyn S.     and Caroline A.                                     Michigan Equity
    Agreement*             Lowell              Briggs        Brad Robertson   Crystal Perry    Alliance, LLC
--------------------------------------------------------------------------------------------------------------
Closing Payment         $874,420.09         $291,473.35              0               0                0
per Section 2.2(a)
--------------------------------------------------------------------------------------------------------------
Seller Finance            $225,000            $75,000               0               0                0
Notes per
Section 2.2(b)
--------------------------------------------------------------------------------------------------------------
Escrow Amount per         $187,500            $62,500               0               0
Section 2.2(c)
--------------------------------------------------------------------------------------------------------------
Exec Plan                                                        $17,053.28     $17,053.28            0
Payment
--------------------------------------------------------------------------------------------------------------
Portion Broker                                                       0               0             $148,750
Fee paid by
Buyer at Closing
--------------------------------------------------------------------------------------------------------------
Broker Fee paid                                                      0               0             $96,085
by Sellers at
Closing
--------------------------------------------------------------------------------------------------------------
Broker Escrow                                                        0               0             $26,250
Amount per
Section 2.2(e)
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
Total                  $1,286,920.09        $428,973.35          $17,053.28     $17,053.28     $175,000 from
Consideration to                                                                                  Buyer and
be Received*                                                                                    $96,085 from
                                                                                                  Sellers
--------------------------------------------------------------------------------------------------------------
Total Number of            7,500               2,500                 0               0                0
Vulcan Shares
to be Sold to
Buyer*
--------------------------------------------------------------------------------------------------------------

* = subject to the terms of this Agreement.

Stock Purchase Agreement             Vulcan Industries, Inc.             Page 56


                             EXHIBITS AND SCHEDULES

                                TABLE OF CONTENTS

Exhibits & Schedules                                                                Document
--------------------                                                                --------
Exhibit A.............................................................................Form of Seller Notes
Exhibit B..............................................................Form of Opinion of Sellers' Counsel
Exhibit C....................................................................Form of Employment Agreements
Exhibit 3.2-iv.....................................................................Release of Seller Notes
Exhibit 4.5................................................................Due Diligence Package Checklist
Exhibit 5.8...........................................................................Financial Statements
Exhibit/Schedule 5.8-b.........................................Financial Statements - Excepted Liabilities

Schedule 1.1...........................Schedule of Shares Held and Consideration to be Received by Sellers
Schedule 2.1-c..........................................Identification of Seller Notes & Replacement Notes
Schedule 2.2.......................................................................Exceptions to Net Worth
Schedule 2.3-b............................................................................Active Inventory
Schedule 3.2-iv..............................................................................Sellers Notes
Schedule 4.1.........................................................................Power & Authorization
Schedule 4.2..................................................................................No Conflicts
Schedule 4.3...........................................................................Ownership of Shares
Schedule 5.1..................................................................Organization & Good Standing
Schedule 5.3..................................................................................No Conflicts
Schedule 5.5..................................................................Investments and Subsidiaries
Schedule 5.6-a.....................................................Compliance with Laws-Notices and Orders
Schedule 5.6-b...............................................................Compliance with Laws-Licenses
Schedule 5.7....................................................................................Litigation
Schedule 5.9-A........................................................Accounts Receivable - Collectibility
Schedule 5.9-B.........................................................................Accounts Receivable
Schedule 5.10-A...............................................................Accounts Payable Obligations
Schedule 5.10-B.....................................................................Accounts Payable Aging
Schedule 5.11-B..................................................................................Inventory
Schedule 5.12............................................................................Personal Property
Schedule 5.13................................................................................Real Property
Schedule 5.14-a................................................Description of Tangible & Intangible Assets
Schedule 5.14 -b.............................................................................Authorization
Schedule 5.14-c..........................................................Marks, Patents, Trade Secrets, IP
Schedule 5.14-d..............................................................Outstanding Loans or Advances
Schedule 5.14-e..............................................................Contracts Restricting Company
Schedule 5.14-f(i)......................................................................Customer Contracts
Schedule 5.14-F(ii)...............................................................Customer Purchase Orders
Schedule 5.14-g...........................................................................Capital Projects
Schedule 5.14-h............................................Commission Obligations Based Upon Company Sales
Schedule 5.14-I..................................................................Standard Form & Contracts

Stock Purchase Agreement             Vulcan Industries, Inc.             Page 57


Schedule 5.14-k.................................Insurance Claims of More Than $5K Made Within Last 2 Years
Schedule 5.14-L..........................................................................Outstanding POA's
Schedule 5.14-m........................................................................Security Agreements
Schedule 5.14-n.............................................................................Company's Bank
Schedule 5.14-o.....................................................Gross Compensation for Week of 6/26/03
Schedule 5.15..........................................................................Executory Contracts
Schedule 5.16........................................................................Intellectual Property
Schedule 5.16-b.........................................................Ownership of Intellectual Property
Schedule 5.17-a............................................................Company Owned Computer Software
Schedule 5.17-b......................................................Computer Software Licensed to Company
Schedule 5.17-c.........................................................Owned & Licensed Computer Software
Schedule 5.18....................................................................................Customers
Schedule 5.19-c.................................................................................Tax Issues
Schedule 5.19-d.................................Tax Returns Under Examination or Available for Examination
Schedule 5.19-e..............................................................................Tax Elections
Schedule 5.20......................................................................ERISA Reportable Events
Schedule 5.21-a(i)...................................................................Union Labor Petitions
Schedule 5.21-a(ii)..................................................................Unionization Attempts
Schedule 5.21-a(iii).....................................................................Labor Arbitration
Schedule 5.21-a(iv).................................................................Restrictive Agreements
Schedule 5.21-b...............................................................OSHA Citations & Inspections
Schedule 5.22...........................................................Consequential Damages & Warranties
Schedule 5.23....................................................................................Employees
Schedule 5.24..........................................................................Conduct of Business
Schedule 5.25-a..................................................................................Insurance
Schedule 5.25-a(iv)..............................................Retroactive Insurance Premium Adjustments
Schedule 5.25-c....................................................................Insurance Cancellations
Schedule 5.26......................................................................Related Party Contracts
Schedule 5.27........................................................................Environmental Matters
Schedule 5.30................................................................................Company Debts
Schedule 5.31.............................................................Industrial Facilities Exemptions
Schedule 6.6............................................Sellers' Personal Guaranties Buyer is to Terminate
Schedule 10.1-d.............................................................................No Liabilities
Schedule 12.8...................................................................................Inventions
Schedule 13.2-b.....................................................................Noss.13.2-b Disclosures